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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2004

Commission File Number: 333-105587

THE OLD EVANGELINE DOWNS, LLC (Exact name of registrant as specified in its charter)	THE OLD EVANGELINE DOWNS CAPITAL CORP. (Exact name of registrant as specified in its charter)
Louisiana (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)
72-1280511 (I.R.S. Employer Identification No.)	25-1902805 (I.R.S. Employer Identification No.)
P.O. Box 90270 Lafayette, Louisiana 70509-0270 (337) 896-7223 (Address, including zip code, and telephone number, including area code, of principal executive offices)

TABLE OF CONTENTS

Item 5. Other Events and Required FD Disclosure
Item 7. Financial Statements and Exhibits
Item 9. Regulation FD Disclosure
SIGNATURE
EXHIBIT INDEX

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events and Required FD Disclosure

        On March 9, 2004 and March 11, 2004, The Old Evangeline Downs, L.L.C. issued the press releases attached hereto as Exhibits 99.1 and 99.2, respectively.

Item 7. Financial Statements and Exhibits

  (c)
  Exhibits

        The following exhibits are furnished as part of this Current Report on Form 8-K:

      99.1—Press release issued March 9, 2004.

      99.2—Press release issued March 11, 2004.

Item 9. Regulation FD Disclosure

        The information in this Current Report on Form 8-K and the Exhibits attached hereto shall not be deemed to be "filed" for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

        In connection with the private placement of senior notes of Diamond Jo, LLC (formerly, Peninsula Gaming Company, LLC, "DJL"), the following information was disclosed to potential investors.

        References to "OED" refer to The Old Evangeline Downs, L.L.C. and references to "OED Corp." refer to The Old Evangeline Downs Capital Corp.

OFFERING CIRCULAR SUMMARY

        This summary highlights certain information concerning our business and this offering. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the combined financial statements and notes thereto, appearing elsewhere in this offering circular.

        We are conducting this offering as part of our plan to refinance our existing debt to improve our financial and operating flexibility. In addition, in connection with this refinancing plan, we are seeking requisite regulatory approvals to effect a series of corporate transactions to, among other things, simplify our organizational structure. See "The Transactions" below. If regulatory authorities approve the corporate transactions prior to issuance of the Notes, then Peninsula Gaming and OED Corp. will be co-issuers of the Notes, provided that if regulatory authorities approve the corporate transactions on or after the issue date, then DJL will also will be a co-issuer. Otherwise, DJL and OED Corp. will be co-issuers of the Notes. If the approval of regulatory authorities is obtained, OED Corp. will be renamed Peninsula Capital Corp.

        Unless the context requires otherwise, references to the "Company" mean Peninsula Gaming or, if regulatory approval is not obtained prior to the issue date of the Notes, DJL, and references to "our,""us," and "we" mean DJL, OED and, if a co-issuer of the Notes, Peninsula Gaming. OED Corp. has no assets or operations and exists to facilitate the offering of the Notes in certain jurisdictions. Unless otherwise specified herein, references to the "Transactions" shall mean the transactions described below under "The Transactions."

The Company

        We own and operate both the Evangeline Downs pari-mutuel horse racetrack and casino, or "racino," in Opelousas, Louisiana and the Diamond Jo riverboat casino in Dubuque, Iowa. Evangeline Downs, located approximately 20 miles north of Lafayette, Louisiana at the intersection of Interstate 49 and U.S. Highway 190, began casino operations in December 2003. Evangeline Downs' new horse racetrack is expected to begin scheduling live racing meets in the second half of 2004, at which time its existing horse racetrack near Lafayette will cease operations. We believe, because of its close proximity to Lafayette and ease of access from major interstates and highways, Evangeline Downs will become the primary source of gaming entertainment for the Lafayette area, its primary market.

        As one of only two licensed gaming operations in Dubuque, the Diamond Jo has consistently captured more than 50% of Dubuque's casino gaming revenues since 1995, its first full year of operations. We believe Evangeline Downs and the Diamond Jo operate in favorable environments, benefiting from strong market demographics and limited competition. Both of these operations focus primarily on local markets, repeat customers and higher margin, less volatile slot machine play while offering unique and diverse gaming experiences.

        We are experiencing substantial growth. The Diamond Jo's net revenues grew 11.1% to $54.0 million and Adjusted EBITDA grew 18.0% to $18.4 million for 2003 compared to 2002. We attribute this growth principally to the completion of the $188 million America's River Project in the Port of Dubuque where the Diamond Jo is located. We believe this project, along with our marketing efforts, will continue to foster growth at the Diamond Jo. In December 2003, we began casino operations at Evangeline Downs which currently has 1,627 slot machines. In January 2004 Evangeline Downs generated casino gaming revenues of $6.0 million, or approximately $193,500 per day. In February 2004 these figures increased to $6.3 million and $216,000 per day, representing a per day increase of 11.6%. Evangeline Downs' database of players increased nearly 100% in January, from approximately 14,400 to approximately 28,500, and over 20% in February, to approximately 35,100. There currently are over 40,000 players in Evangeline Downs' database. We believe our casino gaming revenues at Evangeline Downs will continue to grow as we further develop our database of players and switch our focus from awareness to target marketing. In addition, in December 2003, we began operating 100 video poker machines at our off-track betting parlor ("OTB") in Port Allen, Louisiana.

        The table below provides a summary of our properties.

	Evangeline Downs		Diamond Jo
Property Data:
Size	Approx. 120,000 square feet		Approx. 48,000 square feet
Location	Opelousas, LA		Dubuque, IA
Gaming	• • • •	Approx. 40,000 square feet (15,000 of defined regulated space), excluding OTBs 1,627 slots Live and simulcast horse racing with grandstands 2 OTBs (one with 100 video poker machines)	• • •	Approx. 19,000 square feet 749 slots 17 tables
Amenities	• • • • • •	Fine dining restaurant Food court Buffet Sports bar with screened patio VIP Lounge Gift shop	• • • • •	Fine dining restaurant Buffet Banquet facility VIP lounge Deli
Parking	•	Approx. 1,900 spaces (including valet) 5 buses	•	Approx. 1,200 spaces (including valet)

Evangeline Downs

        Overview.    Our new Evangeline Downs racino in Opelousas has a Southern Louisiana Cajun roadhouse theme on the exterior, with a complementary regional Acadian atmosphere on the interior. The racino currently includes a casino with 1,627 slot machines, parking spaces for approximately 1,900 cars and 5 buses, and several dining options. Our dining options include a 312-seat Cajun Buffet, an 82-seat fine dining Evangeline restaurant, a 192-seat Lagniappe food court and a 202-seat Mojos sports bar with an additional 98-seat screened patio, in addition to a raised bar and lounge area with 120 seats, known as Zydeco's, occupying the center of our casino floor. We expect to complete construction of a one-mile dirt track with an inner 7/8-mile turf track, stables for 920 horses, a grandstand and clubhouse with seating for 1,436 patrons, and apron and patio space for an additional 3,000 patrons in the second half of 2004 for remaining capital expenditures of $17.5 million as of December 31, 2003. Pending completion of our new horse racetrack, horse racing operations are conducted at our nearby pari-mutuel wagering complex in Lafayette, Louisiana, whose operations will be transferred to our new horse racetrack upon completion. Our Evangeline Downs operations also include two OTBs, one in New Iberia, and one in Port Allen, Louisiana. Our OTB in Port Allen, located on Interstate 10 across the Mississippi River from Baton Rouge, Louisiana, also operates 100 video poker machines.

        Large Market With Strong Local Demographics.    Louisiana generated approximately $2.0 billion of casino gaming revenue in 2003, excluding Native American casinos. Such amount grew at a compounded annual rate of 8.7% since 1996 and 6.0% since 2001. We believe that our centralized location in Louisiana will afford us the opportunity to participate in this large and growing market. There are approximately 300,000 adults living within 35 miles of the racino site, mostly within the Lafayette metropolitan area, our primary market. In addition, there are approximately 1.5 million adults living within 100 miles of the racino site. This area includes secondary markets from which we believe we will attract patrons due to our ease of access from major interstates or highways compared to our competitors in those areas, as well as our offering of pari-mutuel live horse racing.

Approximately 39,000 vehicles per day pass through the intersection of Interstate 49 and U.S. Highway 190 where the racino site is located. In addition, the racino site is located adjacent to a recently opened shopping center, which currently includes a Wal-Mart Supercenter. A Lowe's and a Home Depot are currently also under construction nearby, affording us an opportunity to attract additional patrons.

        Limited Competition.    The nearest competitor to Evangeline Downs is a Native American casino located approximately 50 miles to the south of Lafayette, including several miles off the highway. Beyond that, patrons in Lafayette need to drive approximately 50 miles to reach riverboat casinos in Baton Rouge and approximately 70 miles to reach riverboat casinos in Lake Charles and Native American casinos in Marksville and Kinder. Because our competition in Marksville is situated more than 20 miles off the highway, we believe that patrons of the Marksville casino may find the ease of highway access to our racino more convenient.

The Diamond Jo

        Overview.    The Diamond Jo is a three-story, approximately 48,000 square foot riverboat casino, replicating a classic 19th century paddlewheel riverboat. The Diamond Jo has an approved capacity for 1,394 patrons, features a spacious two-story atrium and a 48-seat capacity deli and offers 749 slot machines and 17 table games on approximately 19,000 square feet of gaming space. Adjacent to the Diamond Jo is a two-story, approximately 36,000 square foot dockside pavilion, featuring our 142-seat capacity Lighthouse Grill restaurant, our 140-seat capacity High Steaks restaurant, our 25-seat capacity Club Wild players lounge and our 205-seat capacity Harbor View Room, a full service banquet facility. Approximately 1,200 convenient parking spaces are available to our patrons, including valet parking.

        The Diamond Jo operates from, and the dockside pavilion is located in, the Port of Dubuque, a waterfront development on the Mississippi River in downtown Dubuque and is accessible from each of the major highways in the area. On average, more than 30,000 vehicles pass the Diamond Jo per day. The Port of Dubuque is the site of the City of Dubuque's $188 million redevelopment project, known as the America's River Project. The America's River Project is on a 90-acre site on the Dubuque riverfront that features the National Mississippi River Museum & Aquarium, the Grand River Center for conferences and events, the Grand Harbor Resort and Waterpark, the Alliant Energy Amphitheater, and the Mississippi Riverwalk. This project, which was substantially completed in 2003, was designed to enhance the attractiveness of the Port of Dubuque as a community center and tourist destination, and has led to, and should continue to generate, increased foot traffic around the site of, and increased admissions to, the Diamond Jo.

        Strong Dubuque Market.    The Diamond Jo currently draws approximately 85% of its patrons from within a 100-mile radius of Dubuque, an area of approximately 2.4 million residents. Dubuque is situated at the intersection of Illinois, Iowa and Wisconsin, acts as the region's trade hub and has a diverse employer base. Casino gaming revenues in Dubuque have grown at a compound annual rate of 7.0% since 1996, and there are no betting or loss limits in Iowa. In addition to the America's River Project, Dubuque contains several tourist attractions, drawing more than one million visitors annually, and Galena, Illinois, a historic community located 15 miles east of Dubuque, also draws more than one million visitors annually.

        Limited Competition.    The Diamond Jo's principal competition is the only other licensed gaming facility in Dubuque, the Dubuque Greyhound Park (the "DGP"). The DGP is located approximately three miles north of the Port of Dubuque and currently offers 600 slot machines, live and simulcast greyhound racing and, on a limited basis, simulcast horse racing. Under existing Iowa law, table games, video poker, video keno and other electronic games of skill are not permitted at the DGP. For a discussion of DGP's proposed expansion and proposed changes in Iowa law, see "Risk Factor—Risks Relating to Our Business—Competition."

Competitive Advantages

        In each of our markets we offer, or will offer, our customers unique and diverse gaming entertainment unmatched by our competitors. At the Diamond Jo we offer the only table games, video poker and video keno within 60 miles of Dubuque. At Evangeline Downs we will offer live horse racing a minimum of 80 days per year and year-round simulcast pari-mutuel racing. Since only three other racinos are legislatively authorized in Louisiana, with the nearest located over 100 miles to the west, we believe that Evangeline Downs' entertainment offerings will be unrivaled in both its primary market area of Lafayette and its secondary markets, including Baton Rouge, which is approximately 50 miles to the east. In addition, a significant portion of the fees imposed on Evangeline Downs' slot machine revenues is required to be allocated to purses for live horse racing at the racino. We believe that a substantial increase in purses at Evangeline Downs, compared to horse racetrack-only facilities, will attract higher quality horses to our new horse racetrack, which should in turn increase the wagering for both on-site and off-track betting.

The Transactions

        The offering of the Notes is being conducted as part of a plan to refinance our existing debt to improve our financial and operating flexibility. In addition, in connection with this refinancing plan, we are seeking requisite approvals from applicable Iowa and Louisiana regulatory authorities to effect a series of corporate transactions to, among other things, simplify our organizational structure.

        Refinancing Plan.    In addition to this offering, the elements of the refinancing plan include the following:

  •
  OED will use a portion of the offering proceeds to repurchase its outstanding 13% Senior Secured Notes due 2010 with Contingent Interest (the "OED Notes") that are tendered in the tender offer being made by OED and to pay related consent payments, pursuant to the terms and conditions of the Offer to Purchase and Consent Solicitation Statement, dated March 9, 2004; and

  •
  DJL will use a portion of the offering proceeds to redeem all of its outstanding 12 1/4% Senior Secured Notes due 2006 of DJL (the "DJL Notes"), and to pay accrued distributions on its preferred membership interests.

        Corporate Transactions.    The corporate transactions consist of the following:

  •
  Peninsula Gaming will be a newly formed holding company to own and operate, through two direct wholly owned subsidiaries, DJL and OED, the Diamond Jo riverboat casino and the Evangeline Downs racino, respectively;

  •
  OED Corp., which is presently a subsidiary of OED, will be renamed Peninsula Capital Corp. ("PC Corp.") and will become a direct wholly owned subsidiary of Peninsula Gaming. OED Acquisition, LLC ("OEDA"), currently the parent of OED, will become a direct wholly owned subsidiary of Peninsula Gaming Partners, LLC ("PGP"), our parent, and a sister company to Peninsula Gaming; and

  •
  We intend to refinance both DJL's and OED's senior secured credit facilities with Wells Fargo Foothill, Inc. with a new senior secured credit facility.

        If the corporate transactions are not approved by regulatory authorities prior to issuance of the Notes, then we intend to consummate only the refinancing plan prior to the issuance of the Notes. In that case, DJL and OED Corp. will be co-issuers of the Notes, provided that if the corporate transactions are approved by regulatory authorities after issuance of the Notes, Peninsula Gaming will become an additional co-issuer of the Notes along with DJL and OED Corp. (which will be renamed Peninsula Capital Corp.). The indenture governing the Notes will, to the extent that the corporate transactions have not been consummated prior to issuance of the Notes, permit DJL and OED Corp. to consummate the corporate transactions without requiring the consent of any of the holders of the

Notes following receipt by DJL and OED of such final regulatory approvals. No assurances can be given that regulatory authorities will approve the corporate transactions.

        The offering of the Notes is conditioned upon consummation of the other elements of the refinancing plan, receipt of requisite lender consents and waivers under DJL's and OED's existing credit facilities, to the extent not refinanced, and the approval of applicable Louisiana regulatory authorities, but it is not conditioned upon the consummation of the corporate transactions.

Manager

        PGP is the sole member of, and the owner of 100% of the common membership interests in, the Company. Certain affiliates, officers and employees of the Initial Purchaser serve as managers and executive officers of the Company and PGP, and, through their direct and indirect beneficial ownership or control of voting equity interests of PGP, beneficially own or control in the aggregate approximately 66.2% of the Company's equity interests.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We own and operate (1) the Diamond Jo riverboat casino in Dubuque, Iowa with 749 slot machines and 17 table games, (2) the new Evangeline Downs racino development with 1,627 slot machines in Opelousas, Louisiana, (3) two OTBs, one in Port Allen, Louisiana and one in New Iberia, Louisiana, and (4) an existing horse racetrack near Lafayette, Louisiana. In December 2003 we began casino operations at the new racino and expect to begin racing operations in the second half of 2004 upon completion of the horse racing facilities for remaining capital expenditures of approximately $17.5 million as of December 31, 2003. Upon completion of such horse racing facilities at the new racino, we will close operations at the existing horse racetrack. During 2003, we also renovated our Port Allen OTB and began offering 100 video poker machines in May 2003. Through December 2003, these video poker machines were operated by a third-party until we received a license to operate them ourselves.

        Our operations began with the acquisition of the Diamond Jo in 1999 for $77.0 million. The Diamond Jo opened in May 1994 and was doubled in size by the replacement of the original smaller riverboat casino with the current riverboat casino in October 1995.

        During 2002, through a series of related transactions, we acquired OED for approximately $30.5 million. At that time, OED's operations consisted of the existing horse racetrack near Lafayette and the two OTBs. We situated the racino in Opelousas, which is in St. Landry Parish, because St. Landry Parish permits slot machines while Lafayette Parish, where the existing horse racetrack is located, does not permit slot machines.

        From 2000 to 2003 our net revenues have grown from $45.8 million to $76.5 million and our Adjusted EBITDA has grown from $14.6 million to $19.3 million. During 2003, $22.5 million and $0.9 million of net revenues and Adjusted EBITDA, respectively, were derived from our operations in Louisiana. Such operations were comprised largely of racing operations at the existing horse racetrack near Lafayette and the two OTBs. We attribute the remaining increase at the Diamond Jo to, among other things, our successful operating strategies that focus on maintaining a loyal customer base, maximizing game play and profitability through targeted marketing, and attracting new customers. In addition, during 2003 the City of Dubuque substantially completed its $188 million redevelopment project in the Port of Dubuque, where the Diamond Jo is located. We expect our operations to continue to benefit from this redevelopment project, which was designed to enhance the attractiveness of the Port of Dubuque as a convention center and tourist destination, by generating increased foot traffic around the site of, and increased admissions to, the Diamond Jo.

        We are experiencing substantial growth. The Diamond Jo's net revenues grew 11.1% to $54.0 million and Adjusted EBITDA grew 18.0% to $18.4 million for 2003 compared to 2002. We attribute this growth principally to the completion of the $188 million America's River Project in the Port of Dubuque where the Diamond Jo is located. We believe this project, along with our marketing efforts, will continue to foster growth at the Diamond Jo. In December 2003, we began casino operations at Evangeline Downs which currently has 1,627 slot machines. In January 2004 Evangeline Downs generated casino gaming revenues of $6.0 million, or approximately $193,500 per day. In February 2004 these figures increased to $6.3 million and $216,000 per day, representing a per day increase of 11.6%. Evangeline Downs' database of players increased nearly 100% in January, from approximately 14,400 to approximately 28,500, and over 20% in February, to approximately 35,100. There currently are over 40,000 players in Evangeline Downs' database. We believe our casino gaming revenues at Evangeline Downs will continue to grow as we further develop our database of players and switch our focus from awareness to target marketing. In addition, in December 2003 we began operating 100 video poker machines at our OTB in Port Allen, Louisiana.

Results of Operations

        Our results of operations discussed below include the combined results of operations of the Diamond Jo riverboat casino in Dubuque, Iowa for the years ended December 31, 2003, 2002 and 2001 and the results of operations of Evangeline Downs racino in Opelousas and near Lafayette, Louisiana for the year ended December 31, 2003 and the period February 15, 2002 (the date OED was acquired) through December 31, 2002.

Statement of Operations Data

	Diamond Jo			Evangeline Downs
					Period from February 15, 2002 to December 31, 2002
	Years Ended December 31,
				Year Ended December 31, 2003
	2003	2002	2001
Revenues:
Casino	$53,567,052	$48,262,485	$47,710,208	$3,227,477	—
Racing				17,773,481	$15,509,989
Food and beverage	3,027,064	2,806,118	2,745,333	1,538,374	1,080,208
Other	421,907	144,817	131,916	167,361	—
Less promotional allowances	(3,011,987)	(2,615,355)	(2,470,310)	(209,147)	—

Net revenues	54,004,036	48,598,065	48,117,147	22,497,546	16,590,197

Expenses:
Casino	21,624,237	20,554,920	20,375,265	1,908,730	—
Racing				14,646,351	12,650,996
Food and beverage	2,781,945	2,822,160	2,856,568	1,500,065	998,205
Boat operations	2,322,126	2,295,771	2,259,314	—	—
Other	383,030	27,471	21,801	59,934	—
Selling, general and administrative	8,890,080	7,285,166	6,680,581	3,452,507	1,454,476
Depreciation and amortization	2,499,597	2,766,543	3,963,350	823,944	183,826
Pre-opening expense	—	—	—	3,256,963	—
Development costs	102,272	—	—	—	—
Litigation settlement	—	—	—	—	1,600,000
Referendum	—	771,111	—	—	—
State of Wisconsin government relations	—	55,000	147,163	—	—

Total expenses	38,603,287	36,578,142	36,304,042	25,648,494	16,887,503

Income from operations	$15,400,749	$12,019,923	$11,813,105	$(3,150,948)	$(297,306)

2003 Compared to 2002

        Net revenues increased 17.4% to $76.5 million for the year ended December 31, 2003 from $65.2 million for the year ended December 31, 2002. The majority of this increase is due to an increase in the Diamond Jo's slot revenue of 10.7%, or $4.5 million, for the year ended December 31, 2003 compared to the year ended December 31, 2002, primarily due to an increase in coin-in of 9.5% over the same period. We believe this increase in slot revenue was largely attributable to the recent economic development in the Port of Dubuque known as the America's River Project, where the Diamond Jo is located, which includes the opening of a new riverwalk and related amenities, a new riverfront hotel, which includes an indoor water park and the National Mississippi River Museum and Aquarium. The increase in slot revenue was also attributable to (i) the construction of our new outdoor entertainment venue featuring nationally recognized musicians weekly from June through September, (ii) a decrease in competition in the Eastern Iowa market due to the temporary closing of a Native American casino approximately 125 miles southwest of the Diamond Jo and (iii) internal factors such as targeted promotions to capitalize on opportunities related to the Port of Dubuque development and reduced competition noted above as well as our continued focus on targeted players club promotions and maintenance of our slot mix, which includes the addition of 47 nickel slot machines. In addition, our table game revenue at the Diamond Jo increased 13.3%, or $0.8 million, for the year ended December 31, 2003 compared to the year ended December 31, 2002, primarily due to an increase in the total table game drop of 6.0% and a 1.3 percentage point increase in our table game hold percentage over the same period. The majority of the remaining increase in our net revenues was due to an increase in net revenues at OED. Net revenues at OED increased due primarily to an increase in casino revenue of $3.2 million derived from OED's newly opened racino which opened its doors to the public on December 19, 2003 and an increase in racing revenues of $2.3 million due primarily to the fact that we did not acquire a 50% interest in OED until February 15, 2002, as well as an increase in video poker revenues of approximately $0.6 million at OED's renovated OTB in Port Allen, Louisiana. Our results of operations during the period ended December 31, 2002 only include ten and one-half months of OED operations compared to a full twelve months of operations during the year ended December 31, 2003.

        Casino gaming win in the Dubuque market increased 9.6% to $97.2 million for the year ended December 31, 2003 from $88.7 million for the year ended December 31, 2002. We believe this increase was primarily due to our ability to capitalize on the recent economic development in the Port of Dubuque, a decrease in competition in the Eastern Iowa market, strategic use of targeted players club promotions and a continued focus on maintenance of our slot mix as noted above combined with a continued focus by operators at the DGP on maintenance of their slot mix during such periods as well as benefiting from the reduced competition in the Eastern Iowa market as noted above. Our share of the Dubuque market casino gaming win increased to 55.1% for the year ended December 31, 2003 from 54.4% for the year ended December 31, 2002. Our casino revenues at the Diamond Jo increased 11.0% to $53.6 million for the year ended December 31, 2003 from $48.3 million for the year ended December 31, 2002. This percentage increase was the third highest percentage increase in casino revenues for all thirteen casinos in the State of Iowa as reported to the Iowa Gaming Commission for the year ended December 31, 2003 compared to the year ended December 31, 2002. This increase was due to a 10.7% increase in slot revenues and a 13.3% increase in table game revenues as discussed above. Casino revenues at the Diamond Jo were derived 87.6% from slot machines and 12.4% from table games for the year ended December 31, 2003 compared to 87.8% from slot machines and 12.2% from table games for the year ended December 31, 2002. Consistent with an increase in casino revenue, our casino win per gaming position per day at the Diamond Jo increased 9.1% to $171 for the year ended December 31, 2003 from $157 for the year ended December 31, 2002. Admissions to the casinos in the Dubuque market increased 6.1% to 2,080,000 for the year ended December 31, 2003 from 1,960,000 for the year ended December 31, 2002. For the year ended December 31, 2003, our share of the Dubuque market casino admissions increased to 50.7% from 50.5% for the year ended December 31, 2002. Our admissions at the Diamond Jo for the year ended December 31, 2003 increased 6.5% to 1,054,000 from 990,000 for the year ended December 31, 2002. For the year ended December 31, 2003 our casino win per admission at the Diamond Jo increased 4.2% to $50.81 from $48.76 for the year ended December 31, 2002. Casino revenues of $3.2 million at OED consisted solely of revenues from slot machines at OED's recently opened racino. Casino win per position at OED was $236 for the year ended December 31, 2003.

        Racing revenues at OED for the year ended December 31, 2003 were $17.8 million compared to $15.5 million for the period February 15, 2002 (the date OED was acquired) to December 31, 2003. The increase in racing revenues was directly related to the timing of the acquisition of OED as discussed above and an increase in video poker revenues of $0.6 million resulting from OED's Port Allen OTB facility renovation and the installation of 100 video poker machines during the second quarter of 2003.

        Net food and beverage revenues, other revenues and promotional allowances increased $0.5 million during the year ended December 31, 2003 compared to the year ended December 31, 2002 due primarily to food & beverage revenues generated from OED's new racino and revenues from the Diamond Jo's new outdoor entertainment venue as discussed above.

        Casino operating expenses increased 14.5%, or $3.0 million, to $23.5 million for the year ended December 31, 2003 from $20.6 million for the year ended December 31, 2002 due primarily to (i) casino expenses at OED of $1.9 million primarily related to purse supplements and gaming taxes which are based on net casino revenues and casino related payroll and (ii) an increase in gaming taxes at the Diamond Jo of $1.1 million associated with our increased casino revenues. Racing expenses increased 15.8% to $14.6 million for the year ended December 31, 2003 from $12.7 million for the period ended December 31, 2002 due primarily to (i) timing of the acquisition of OED in 2002 as discussed above and (ii) an increase in operating expenses of $0.6 million related to the addition of 100 new video gaming devices at OED's renovated OTB in Port Allen, Louisiana. Food and beverage expenses increased 12.1%, or $0.5 million, to $4.3 million for the year ended December 31, 2003 from $3.8 million for the year ended December 31, 2002 due primarily to food and beverage expenses at OED related to the opening of OED's new racino. Boat operation expenses at the Diamond Jo were substantially unchanged at $2.3 million for the year ended December 31, 2003 and 2002. Other expenses increased $0.4 million primarily due to costs associated with the Diamond Jo's new outdoor entertainment venue as discussed above.

        Selling, general and administrative expenses increased 41.2% to $12.3 million for the year ended December 31, 2003 from $8.7 million for the year ended December 31, 2002. This increase was due to (i) an increase in general and administrative expenses at OED of $2.0 million due primarily to payroll, marketing and other general and administrative expenses associated with the new racino and the timing of the acquisition of OED (as discussed above), including an increase in professional fees at OED of approximately $0.2 million and an increase in insurance expense at OED of approximately $0.2 million, and (ii) an increase in general and administrative expenses at the Diamond Jo of approximately $1.6 million due primarily to an increase in management compensation at the Diamond Jo of $0.6 million, an increase in donations of $0.3 million related to a charitable giving agreement with an Iowa non-for-profit organization and an increase in insurance expense at the Diamond Jo of $0.1 million.

        Pre-opening expenses of $3.3 million for the year ended December 31, 2003 relate to payroll and other expenses incurred by OED with respect to start-up activities surrounding the racino project. Development costs of approximately $0.1 million related to expenses incurred relative to us entering into an exclusive agreement with the Worth County Development Authority pursuant to which the parties agreed to jointly submit an application for a license to operate a gaming facility in Worth County, Iowa. Under this agreement, we have agreed to design, construct, operate and manage a casino with no less than 700 gaming positions, a waterway, if necessary, a recreational vehicle park with a minimum capacity of 200 spaces, and, upon reaching a targeted rate of return on invested capital, a 100-room hotel development. Litigation settlement of $1.6 million for the year ended December 31, 2002 relates to OED's settlement with the Louisiana Horsemen's Benevolent and Protective Association 1993, Inc. (the "LHBPA") in February 2003. Referendum costs of $0.8 million during the year ended December 31, 2002 relate to various advertising and promotional expenses to promote the approval of continued gaming on riverboats in Dubuque County in 2002. During 2002, DJL incurred expenses of $55,000 related to a governmental relations services agreement with respect to gaming issues and developments in the State of Wisconsin which might affect DJL and its gaming operations. DJL does not plan to incur any additional expenses to provide such governmental relations services relative to the State of Wisconsin.

        Depreciation and amortization expenses increased 12.6% to $3.3 million for the year ended December 31, 2003 from $3.0 million for the year ended December 31, 2002 due primarily to depreciation of property and equipment at OED's racino of approximately $0.3 million during the period December 19, 2003 (date at which the racino was opened to the public) through December 31, 2003. During the first quarter of 2002, DJL performed a transitional impairment test on goodwill in accordance with SFAS 142 and determined the estimated fair value of DJL exceeded its carrying value as of that date. During the first quarter of 2003, DJL performed its annual impairment test on goodwill in accordance with SFAS 142 and determined that the estimated fair value of DJL exceeded its carrying value as of that date. Based on that review, management determined that there was no impairment of goodwill.

        Net interest expense, including interest expense related to our redeemable preferred member interests, increased 109.1% to $24.8 million for the year ended December 31, 2003 from $11.8 million for the year ended December 31, 2002. This increase is due to (i) an increase in net interest expense at

OED of $12.7 million primarily associated with interest on the OED Notes and on OED's senior credit facilities with Wells Fargo Foothill, the amortization and write-off of deferred financing costs associated with OED's term loan with Wells Fargo Foothill, the PGP Note (as defined below) and the WET2 Note (as defined below) (all of which were repaid in February 2003 with the proceeds of the offering of the OED Notes) and timing of the OED acquisition as discussed above, (ii) DJL's adoption of FASB Statement No. 150 on July 1, 2003 which requires that interest expense associated with our redeemable preferred members interest be included in interest expense (prior to July 1, 2003, this amount was included as a separate line item above "Net income for common members' interest" and not included in "Total other expenses" with interest expense) and (iii) interest associated with DJL's senior secured credit facility with Wells Fargo Foothill dated February 23, 2001 (the "DJL Credit Facility"), $12.0 million of which was drawn down by DJL on February 15, 2002 to consummate the acquisition of OED, resulting in twelve months of interest during the year ended December 31, 2003 compared to only ten and one-half months of interest during the year ended December 31, 2002. Interest expense of approximately $2.2 million and $0.1 million was capitalized as part of our construction of the racino during 2003 and 2002, respectively. The "PGP Note" means the note payable to PGP, issued by OEDA, bearing interest at a rate of 7% until January 31, 2003, thereafter at 8% until February 28, 2003, thereafter at 9% until March 31, 2003, and thereafter at the greater of 12% or the fixed rate on the OED Notes, and maturing on June 30, 2003. The "WET2 Note" means the note payable to WET2, bearing interest at a rate of 7% until March 31, 2003, and thereafter at the greater of 12% or the fixed rate on the OED Notes, and maturing on June 30, 2003.

2002 Compared to 2001

        Net revenues increased 35.5% to $65.2 million for 2002 from $48.1 million for 2001 primarily due to net revenues from OED of $16.6 million and an increase in the Diamond Jo's casino revenues of $0.6 million. This increase in casino revenue was due to an increase in slot revenue of 3.8%, or $1.6 million for 2002 compared to 2001. This increase in slot revenues was a result of an increased marketing focus on the addition of new players club members as well as on targeting players club promotions towards more profitable market segments and an increase in the number of slot machines on the gaming floor. This increase in slot revenues was offset by a decrease in table games revenue at the Diamond Jo of $1.0 million. This decrease was a direct result of a 0.9 percentage point decrease in our table game hold percentage and a 10.4% decrease in table game drop.

        Casino gaming win in the Dubuque market increased 2.8% to $88.7 million for 2002 from $86.3 million for 2001. We believe this increase was primarily due to targeted players club promotions and a continued focus on maintenance of our slot mix as well as a continued focus by operators at the DGP on maintenance of their slot mix during such period. Our share of the Dubuque market casino gaming win decreased slightly to 54.4% for 2002 from 55.3% for 2001. This decrease was attributed to a decrease in our table game revenue as discussed above. Our casino revenues increased 1.2% to $48.3 million for 2002 from $47.7 million for 2001. This increase was due to an increase in slot revenue offset by a decrease in table game revenues as discussed above. Casino revenues were derived 87.8% from slot machines and 12.2% from table games for 2002 compared to 85.6% from slot machines and 14.4% from table games for 2001. Consistent with an increase in casino revenue, our casino win per gaming position per day at the Diamond Jo increased 4.0% to $157 for 2002 from $151 for 2001. Admissions to the casinos in the Dubuque market increased slightly to 1,959,709 for 2002 from 1,946,326 for 2001. For 2002, our share of the Dubuque market casino admissions decreased to 50.5% from 51.7% for 2001. We believe this decrease was primarily attributable to our targeted use of marketing dollars directed primarily towards more profitable market segments during 2002 compared to 2001. Our admissions at the Diamond Jo for 2002 decreased slightly to 989,865 for 2002 from 1,006,237 for 2001. For 2002 our casino win per admission at the Diamond Jo increased 2.8% to $48.76 from $47.41 for 2001.

        Racing revenues of $15.5 million related solely to revenues at OED for the period February 15, 2002 (the date OED was acquired) to December 31, 2002. Net food and beverage revenues, other revenues and promotional allowances increased to $1.4 million for 2002 from $0.4 million for 2001 due to food and beverage revenues at OED of $1.0 million.

        Casino operating expenses at the Diamond Jo increased slightly to $20.6 million for 2002 from $20.4 million for 2001 due mainly to an increase in gaming taxes paid, as a result of an increase in gaming revenues, of $0.1 million and an increase in the state admission fee imposed by the State of Iowa of $0.1 million. Racing expenses at OED were $12.7 million for the period February 15, 2002 (the date OED was acquired) to December 31, 2002. Food and beverage expenses increased to $3.8 million for 2002 from $2.9 million for 2001 due primarily to food and beverage expenses from OED of $0.9 million. Boat operation expenses and other expenses were $2.3 million for 2002 and 2001. Selling, general and administrative expenses increased to $8.7 million for 2002 from $6.7 million for 2001. This increase in such expenses resulted from selling, general and administrative expenses at OED of $1.5 million, an increase in legal expenses of approximately $0.3 million (resulting primarily from a credit of $0.2 million in legal expense during the prior year), and an increase in management bonuses of $0.2 million. Depreciation and amortization expenses decreased 25.6% to $3.0 million for 2002 from $4.0 million for 2001. This decrease was due to adoption of SFAS 142 which provides that goodwill and certain indefinite lived intangible assets will no longer be amortized but will be reviewed at least annually for impairment and written down and charged to income when their recorded value exceeds their estimated fair value. Goodwill amortization during 2001 was approximately $1.4 million. This decrease was offset by an increase in depreciation at the Diamond Jo of $0.2 million and at OED of $0.2 million. Litigation settlement of $1.6 million relates to OED's settlement with the LHBPA in February 2003. Although the settlement occurred after the date of the financial statements, Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies" requires DJL to accrue the loss contingency during 2002. During 2002, DJL incurred various advertising, promotional and other referendum related expenses totaling $0.8 million to promote the approval of continued gaming on riverboats in Dubuque County. During 2002 and 2001, DJL incurred expenses of $55,000 and $147,163, respectively, related to a governmental relations services agreement with respect to gaming issues and developments in the State of Wisconsin which might affect DJL and its gaming operations. DJL does not plan to incur any additional expenses to provide such governmental relations services relative to the State of Wisconsin.

        Net interest expense increased 25.2% to $11.8 million for 2002 from $9.5 million for 2001. This increase was due to an increase in interest expense of $1.2 million associated with DJL's senior credit facility with Wells Fargo Foothill providing for commitments of up to $12.5 million which terminate in 2005, $12.0 million of which was drawn down by DJL on February 15, 2002 to consummate an investment in OED and net interest expense at OED of $1.1 million. Interest expense of approximately $0.1 million was capitalized as part of our construction of the racino during 2002.

Liquidity and Capital Resources

Cash Flows from Operating, Investing and Financing Activities

        Our cash balance increased $10.6 million during the year ended December 31, 2003 to $21.2 million from $10.5 million at December 31, 2002.

        Cash flows used in operating activities of $0.8 million for the year ended December 31, 2003 consisted of a net loss of $12.7 million increased by non-cash charges of $6.7 million, principally depreciation and amortization and write-off and amortization of deferred financing costs and an increase in working capital of $6.8 million. The change in working capital is primarily due to an increase in accrued interest of approximately $5.3 million related to the OED Notes and an increase in accrued payroll of $1.5 million primarily related to the opening of OED's racino in December 2003.

        Cash flows used in investing activities for the year ended December 31, 2003 was $94.7 million consisting of (i) an increase in restricted cash—racino project and restricted investments of $43.9 million related to the investment of unused proceeds from the OED Notes into interest bearing cash equivalents and investments whose distribution is restricted as outlined in the Cash Collateral and Disbursement Agreement, (ii) approximately $55.3 million for construction, architecture fees and other development costs associated with the racino project and the purchase of land at St. Landry Parish where the racino is being developed, (iii) approximately $1.8 million in development costs related to the OED acquisition and OED's racing and gaming licenses and (iv) cash outflows of approximately $2.2 million used for capital expenditures mainly related to the purchase of new slot machines at the Diamond Jo and video poker machines at OED's Port Allen OTB, the construction of our concert area adjacent to the Diamond Jo which hosts weekly concerts throughout the summer months and the renovation of OED's Port Allen OTB to accommodate the purchase and installation of 100 video poker machines. These cash outflows were offset by (i) cash proceeds from the sale of restricted investments of $8.1 million, the proceeds of which were used to make the first interest payment on the OED Notes due September 1, 2003 and (ii) cash proceeds from the sale of assets of $0.4 million. We expect additional capital expenditures at the Diamond Jo and OED (other than the capital expenditures related to the racino project) to be approximately $2.0 million and $1.5 million, respectively, for the year ended December 31, 2004.

        Cash flows from financing activities for the year ended December 31, 2003 of $104.6 million reflects the net proceeds from the offering of the OED Notes of $120.7 million, proceeds from OED's draws under its $15.0 million senior secured credit facility with Wells Fargo Foothill dated June 24, 2003, as amended September 22, 2003 and December 24, 2003 (the "OED Credit Facility") and its $16.0 million FF&E credit facility with Wells Fargo Foothill dated September 22, 2003 (the "OED FF&E Facility") of $17.6 million. These proceeds were offset by (i) principal payments to extinguish OED's obligations under OED's term loan with Wells Fargo Foothill, the PGP Note and the WET2 Note totaling $20.1 million, (ii) deferred financing costs paid of $11.5 million associated with the issuance of the OED Notes, the OED Credit Facility and the OED FF&E Credit Facility, (iii) member distributions of $1.6 million and (iv) aggregate principal payments on borrowings under the DJL Credit Facility of $0.6 million.

        As of December 31, 2003, DJL had $11.3 million outstanding under the DJL Credit Facility and OED had $5.1 million and $12.5 million outstanding under the OED Credit Facility and the OED FF&E Facility, respectively. Approximately $24.2 million of the net proceeds from the sale of the OED Notes were deposited into an interest reserve account in order to pay the first three payments of fixed interest on the OED Notes. Although OED's earnings for the year ended December 31, 2003 are not sufficient to cover their current fixed charges (which consist of interest on the OED Notes, including capitalized interest), OED does have sufficient funds deposited in the interest reserve account to satisfy its obligations under the OED Notes until March 1, 2005, after which, OED anticipates satisfying its interest obligations out of earnings from operations. In September 2003, $8.1 million of the initial proceeds deposited into the interest reserve account, along with interest earned on those proceeds, were used to pay the first fixed interest payment on the OED Notes.

  Financing Activities

        The obligations of DJL under the DJL Credit Facility are senior to DJL's obligations under the DJL Notes. The DJL Credit Facility contains, among other things, covenants, representations and warranties and events of default customary for loans of this type. The most significant covenants include a minimum "EBITDA" (as defined therein) requirement and the maintenance of certain financial ratios that limit our ability to make distributions and incur debt. At December 31, 2003 and 2002, DJL was in compliance with all such covenants. At December 31, 2003, DJL had outstanding borrowings of $11.3 million under the DJL Credit Facility.

        On June 24, 2003, OED entered into the OED Credit Facility. The OED Credit Facility was amended by the parties thereto on September 22, 2003 and December 24, 2003 (the "OED Credit Facility Amendments"). OED's obligations under the OED Credit Facility are secured by a lien on substantially all of its and its subsidiaries' current and future assets, other than the construction disbursement, interest reserve, completion reserve and excess cash flow accounts and certain other excluded assets as well as a pledge by OEDA of the capital stock of OED. Pursuant to the intercreditor agreement described below, the lien on the collateral securing the OED Credit Facility is senior to the lien on such collateral securing the OED Notes.

        The OED Credit Facility consists of a revolving credit facility which permits OED to request advances and letters of credit to finance working capital and other general corporate needs. Pursuant to the OED Credit Facility Amendments, OED had the ability to borrow up to $8.5 million (less amounts outstanding under letters of credit) at any one time outstanding during the period before the date that the casino portion of the racino has been completed and, among other things, is open for business to the general public and construction costs for the casino have been paid in full or, if such payments are not yet due on such date, that sufficient funds remain in the construction disbursement account to satisfy such payments in full (the "Phase I Completion Date"). All requirements under the definition of the Phase I Completion Date were met on January 9, 2004. For the period after the Phase I Completion Date but before the second anniversary of the Phase I Completion Date (the "Second Anniversary"), the total amount of credit that will be available to OED will be the lesser of $15.0 million and a specified borrowing base (the "Borrowing Base"). For the purposes of the OED Credit Facility, the Borrowing Base is the lesser of 30% of the amount of certain costs incurred by OED in connection with the construction of the racino project and 20% of the amount of the distressed-sale valuation of its and its subsidiaries' operations and assets. After the Second Anniversary, the total amount of credit that will be available to OED will be the greater of (i) the lesser of $10.0 million and the Borrowing Base or (ii) the aggregate principal amount of all advances outstanding as of the Second Anniversary. At December 31, 2003, OED had outstanding borrowings of $5.1 million and outstanding letters of credit of $3.2 million under the OED Credit Facility.

        All revolving loans and letters of credit issued under the OED Credit Facility will mature on June 24, 2006. Prior to the maturity date, funds borrowed under the OED Credit Facility may be borrowed, repaid and reborrowed, without premium or penalty. OED's borrowings under the OED Credit Facility will bear interest at a base rate (a Wells Fargo prime rate) plus a margin of 2.50%. The interest rate payable under the OED Credit Facility will increase by 2% per annum during the continuance of an event of default. Under the OED Credit Facility, OED is also required to pay to the lender a letter of credit fee equal to 2% per annum on the daily balance of the undrawn amount of all outstanding letters of credit and to the institution issuing a letter of credit a fronting fee, in each case payable in arrears on a monthly basis.

        The OED Credit Facility contains, among other things, covenants, representations and warranties and events of default customary for loans of this type. The most significant covenants include a minimum "EBITDA" (as defined therein) requirement and a maximum capital expenditure requirement. At December 31, 2003, OED was in compliance with all such covenants.

        Concurrently with the closing of the OED Credit Facility, the trustee under the indenture for the OED Notes (as secured party) entered into an intercreditor agreement with Wells Fargo Foothill as the lender under such credit facility, providing, among other things, that the lien securing the indebtedness under the OED Credit Facility is senior to the lien securing the indebtedness under the OED Notes (except that the construction disbursement, interest reserve, completion reserve and excess cash flow accounts are security only for the OED Notes).

        On September 22, 2003, OED entered into the OED FF&E Facility. Under the OED FF&E Facility, the lender agrees to make a series of term loans, up to a maximum amount of $16.0 million, to finance the purchase of gaming equipment and other furniture, fixtures and equipment. OED's obligations under the OED FF&E Facility are, subject to certain limitations, secured by a first priority lien on all of the furniture, fixtures and equipment, and all proceeds and products thereof. At December 31, 2003, the OED had outstanding borrowings of $12.5 million under the OED FF&E Facility.

        Loans under the OED FF&E Facility are repayable in 48 equal monthly installments of principal, commencing on March 1, 2004, and continuing on the first day of each month thereafter until the unpaid balance of all loans are paid in full. The outstanding principal balance and all accrued and unpaid interest under all loans shall also be due and payable in full on March 1, 2008. Once borrowed, all loans may be prepaid in whole or in part without penalty or premium at any time during the term of this agreement. Amounts borrowed and repaid may not be reborrowed. OED's borrowings under the OED FF&E Facility bear interest at a base rate (a Wells Fargo prime rate) plus a margin of 2.50%, but at no time shall the interest rate be less than 6%. The interest rate payable under the OED FF&E Facility will increase by 2% per annum during the continuance of an event of default.

        The OED FF&E Facility contains, among other things, covenants, representations and warranties and events of default customary for loans of this type. The most significant covenants include a minimum "EBITDA" (as defined therein) requirement and a maximum capital expenditure requirement. At December 31, 2003 OED was in compliance with all such covenants.

        In October 2003, OED entered into purchase agreement to acquire 93 acres of land, divided into seven approximately equal parcels, for a total purchase price of $3,850,000. The purchase price under this second purchase agreement was financed by the seller with OED issuing a $3,850,000 note payable to the seller. The note is payable in seven equal annual installments of $550,000 beginning October 24, 2004 and bears interest at a rate of 4.75% of the unpaid balance due monthly in arrears on the fifth day of each month beginning on December 5, 2003. The note is collateralized by a mortgage on the property. Simultaneously with the payment of each $550,000 annual installment discussed above, the seller agrees to release one of the remaining parcels from the mortgage.

        In March 2003, OED entered into a participation agreement with a third party operator to own and operate 100 video poker machines at OED's OTB in Port Allen, Louisiana. In December 2003, OED obtained its license to own and operate video poker machines. In accordance with the participation agreement, OED assumed the remaining balance of an original $663,700 promissory note payable in exchange for ownership of the 100 video poker machines. The note bears interest at 9.5% and is payable in monthly installments of principal and interest of $31,250 with the last payment due July 1, 2005. The note is collateralized by a security interest in the machines.

        On July 15, 1999, DJL authorized and issued $7.0 million of preferred membership units. The holders of all of DJL's preferred membership interests are entitled to receive, subject to certain restrictions contained in the indenture governing the DJL Notes, out of funds legally available therefor, cumulative preferred distributions payable semiannually at an annual rate of 9% of the original face amount thereof. Other than certain limited consent rights and as required by law, holders of DJL's preferred membership interests have no voting rights.

        DJL redeemed $3.0 million in original face amount of its preferred membership interests on January 19, 2001 at a redemption price of $3.0 million, plus a portion of accrued and unpaid distributions thereon of $170,000, the balance of which, in an amount equal to $145,000 plus accrued interest on such amount (the "Accrued Preferred Distribution"), was agreed to be paid by DJL at such time that such payment is permitted to be made pursuant to DJL's existing financing arrangements, but in no event later than January 15, 2003. The Accrued Preferred Distribution totaling $171,100 was paid on January 15, 2003. The balance of preferred membership interests not redeemed by DJL must be redeemed by DJL on or prior to October 13, 2006 at a redemption price of $4.0 million, plus any accrued and unpaid preferred distributions through the date of redemption. At December 31, 2003, accrued distributions related to the preferred membership interests was approximately $1.1 million.

General

        After the offering of the Notes, we will have the following sources of funds for our business: (i) cash flows from OED's existing racetrack operations and casino operations, (ii) cash flows from DJL's existing casino operations, and (iii) available borrowings under the OED Credit Facility and the DJL Credity Facility or, our new senior secured credit facility, if entered into in connection with the refinancing of our existing senior secured credit facilities.

        As part of the Corporate Transactions, we intend to enter into a new senior secured credit facility in the amount of $35.0 million. We expect our obligations under the new senior secured credit facility will be (a) guaranteed by all of our domestic subsidiaries, and (b) secured by a security interest in all of our tangible and intangible assets and those of our domestic subsidiaries (including, without limitation, all of the shares of the capital stock of these subsidiaries) but excluding contracts, agreements, licenses (including gaming, and liquor licenses) and other rights that by their express terms prohibit the assignment thereof or the grant of a security interest therein.

        We will use cash on hand, all of the net proceeds from the offering of the Notes and if our new senior secured credity facility has been entered into, $20.0 million of borrowings under our new senior secured credit facility to consummate the Transactions and pay related fees and expenses. We believe that cash generated from operations, together with remaining amounts available under our existing credit facilities or our new senior secured credit facility, as applicable, will be sufficient to satisfy our working capital and capital expenditure requirements and satisfy our current debt service requirements, including interest payments on the Notes. No assurances can be given, however, that our cash or cash equivalents on-hand or our ability to generate or borrow cash will be sufficient to meet our obligations. In such event, we may have to refinance our debt or sell some or all of our assets (within the restrictions contained in the indenture governing our outstanding notes) to meet our obligations.

Contractual Obligations and Contingent Liabilities and Commitments

        Our future contractual obligations related to long-term debt, capital leases and operating leases at December 31, 2003 were as follows (in millions of dollars):

		Payments due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	Thereafter
Long-Term Debt	$231.5	$4.1	$98.3	$4.8	$124.3
Operating Leases	1.2	0.6	0.6	—	—
Litigation Settlement	1.2	0.4	0.8	—	—

Total Contractual Cash Obligations	$233.9	$5.1	$99.7	$4.8	$124.3

        The following shows our other contingent obligations at December 31, 2003 based on expiration dates (in millions):

	Less Than 1 Year	1-3 Years	4-5 Years	Thereafter
Standby letters of credit	—	$3.7	—	—

Off-Balance Sheet Transactions

        DJL and OED do not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonable likely to have a material current or future effect on DJL's or OED's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Seasonality and Inflation

        Our operations are subject to seasonal fluctuations. Our Iowa operations are typically weaker from November through February as a result of adverse weather conditions, and are typically stronger from March through October. Our Louisiana operations are also subject to seasonal fluctuations. Our Louisiana operations are usually stronger during live racing season which runs from April through September. In general, our payroll and general and administrative expenses are affected by inflation. Although inflation has not had a material effect on our business to date, we could experience more significant effects of inflation in future periods.

Recent Accounting Pronouncements

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." This new pronouncement also amends ARB No. 51 "Consolidated Financials Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired and also broadens the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Adoption of SFAS No. 144 on January 1, 2002, did not have any impact on our financial position or results of operations for the years ended December 31, 2003 and 2002.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies the previous guidance on the subject. This statement requires, among other things, that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions for this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on DJL results of operations or financial position for the year ended December 31, 2003.

        In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 expands the disclosure requirements related to certain guarantees, including product warranties, and requires DJL to recognize a liability for the fair value of all guarantees issued or modified after December 31, 2002. FIN 45 did not impact DJL's financial position or net income.

        In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires the issuer to classify a financial instrument that is within the scope of the standard as a liability if such financial instrument embodies an obligation of the issuer. As a result of the adoption of SFAS 150 on July 1, 2003, DJL reclassified its $4 million mandatorily redeemable preferred members' interest from the mezzanine section of the Condensed Consolidated Balance Sheet to long-term debt. Further, preferred member distributions paid or accrued subsequent to adoption of SFAS 150 are required to be presented as interest expense separately from interest due to other creditors. DJL was not required to record a cumulative effect of change in an accounting principle as the redeemable preferred members' interest was recorded at fair value prior to July 1, 2003. We are precluded from reclassifying prior period amounts pursuant to this standard.

        In 2003, the FASB issued Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities, which addresses the consolidation and related disclosures of these entities by business enterprises. These are entities in which either the equity investment at risk is not sufficient to absorb the probable loss without additional subordinated financial support from other parties, or the investors with equity at risk lack certain essential characteristics of a controlling interest. Under the Interpretation, DJL must consolidate any variable interest entities (VIEs) in which DJL holds variable interests and DJL is deemed the primary beneficiary. The effective date for the adoption of FIN 46 for interests in VIEs created prior to February 1, 2003 was July 1, 2003 and applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which DJL obtains an interest after that date. The adoption of FIN 46 did not impact DJL's financial position or net loss available to common members' interest.

Critical Accounting Policies

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. We periodically evaluate our policies and the estimates and assumptions related to such policies. We also periodically evaluate the carrying value of our assets in accordance with generally accepted accounting principles. We and our subsidiaries operate in a highly regulated industry and are subject to regulations that describe and regulate operating and internal control procedures. The majority of our revenues are in the form of cash, which by its nature, does not require complex estimations. In addition, we made certain estimates surrounding our application of purchase accounting related to the acquisition and the related assignment of costs to goodwill and other intangible assets.

        In addition, contingencies are accounted for in accordance with SFAS No. 5, "Accounting for Contingencies." SFAS No. 5 requires that we record an estimated loss from a loss contingency when information available prior to issuance of our financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal matters requires us to use judgment. Many of these legal contingencies can take years to be resolved. Generally, as the time period increases over which the uncertainties are resolved, the likelihood of changes to the estimate of the ultimate outcome increases. However, an adverse outcome could have a material impact on our financial condition and operating results.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to certain market risks which are inherent in our financial instruments which arise from transactions entered into in the normal course of business. Market risk is the risk of loss from adverse changes in market prices and interest rates. We do not currently utilize derivative financial instruments to hedge market risk. We also do not hold or issue derivative financial instruments for trading purposes.

        We are exposed to interest rate risk due to changes in interest rates with respect to our long-term variable interest rate debt borrowing under DJL's and OED's credit facilities. As of December 31, 2003, DJL and OED had $11.3 million and $17.6 million, respectively, in borrowings under loan and security agreements with Wells Fargo Foothill. We have estimated our market risk exposure using sensitivity analysis. We have defined our market risk exposure as the potential loss in future earnings and cash flow with respect to interest rate exposure of our market risk sensitive instruments assuming a hypothetical increase in market rates of interest of one percentage point. Assuming DJL and OED borrow the maximum amount allowed under the current loan and security agreements with Wells Fargo

Foothill (currently an aggregate amount of $42.8 million), if market rates of interest on our variable rate debt increased by one percentage point, the estimated consolidated market risk exposure under the credit facilities would be approximately $0.4 million.

        We are also exposed to fair value risk due to changes in interest rates with respect to our long-term fixed interest rate debt borrowing. Our fixed rate debt instruments are not generally affected by a change in the market rates of interest, and therefore, such instruments generally do not have an impact on future earnings. However, future earnings and cash flows may be impacted by changes in interest rates related to indebtedness incurred to fund repayments as such fixed rate debt matures. The following table contains information relating to our fixed rate debt borrowings which are subject to interest rate risk (dollars in millions):

Description	Maturity	Fixed Interest Rate	Cost	Fair Value
12 1/4% Senior Secured Notes of DJL	July 1, 2006	12 1/4%	$71.0	$76.7	*
13% Senior Secured Notes with Contingent Interest of OED	March 1, 2010	13%	$123.2	$138.0	*
Note Payable	October 1, 2010	4 3/4%	$3.9	$3.9
Note Payable	July 1, 2005	9 1/2%	$0.5	$0.5

*
Represents fair value as of March 9, 2004 based on information provided by an independent investment banking firm.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF DIAMOND JO, LLC

(formerly known as Peninsula Gaming Company, LLC)

INDEPENDENT AUDITORS' REPORT

To the Members
of Diamond Jo, LLC (formerly known as Peninsula Gaming Company, LLC)
Dubuque, Iowa

        We have audited the accompanying consolidated balance sheets of Diamond Jo, LLC (formerly known as Peninsula Gaming Company, LLC) and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in members' equity (deficit), and cash flows for the years ended December 31, 2003, 2002 and 2001. Our audits also included the financial statement schedule listed in the Index to the Financial Statements at F-25. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of Diamond Jo, LLC as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and other Intangible Assets.

DELOITTE & TOUCHE LLP

Cedar Rapids, Iowa
March 10, 2004

DIAMOND JO, LLC
(formerly known as PENINSULA GAMING COMPANY, LLC)
CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

	December 31, 2003	December 31, 2002
CURRENT ASSETS:
Cash and cash equivalents	$21,158,295	$10,510,205
Restricted cash—purse settlements	1,589,125	840,366
Restricted investments	15,778,883
Accounts receivable, less allowance for doubtful accounts of $61,922 and $45,648, respectively	309,188	275,822
Interest receivable	173,034
Inventory	403,376	138,405
Prepaid expenses	815,009	395,056

Total current assets	40,226,910	12,159,854

RESTRICTED CASH—RACINO PROJECT	20,013,291

PROPERTY AND EQUIPMENT, NET	102,477,345	25,702,742

OTHER ASSETS:
Deferred financing costs, net of amortization of $5,288,572 and $3,229,782, respectively	12,702,387	4,064,987
Goodwill	53,083,429	53,083,429
Other intangibles	32,257,963	31,329,834
Deposits and other assets	757,789	106,938

Total other assets	98,801,568	88,585,188

TOTAL	$261,519,114	$126,447,784

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$2,972,608	$1,960,200
Construction payable—St. Landry Parish	20,156,591	2,376,494
Purse settlement payable	1,589,125	846,778
Accrued payroll and payroll taxes	2,788,224	1,340,395
Accrued interest	9,904,778	4,763,919
Other accrued expenses	4,811,106	3,345,294
Current maturity of long-term debt	4,098,222	600,000
Notes payable		4,500,000
Term loan payable		8,300,000
Note payable to parent		7,325,000

Total current liabilities	46,320,654	35,358,080

LONG-TERM LIABILITIES:
12 1/4% Senior secured notes, net of discount	70,616,221	70,493,155
13% Senior secured notes, net of discount	120,923,436
Senior secured facilities	15,754,301	11,250,000
FF&E credit facility	9,921,557
Capital lease obligations		475,781
Notes payable	3,511,654
Other accrued expenses	1,100,000	1,200,000
Preferred members' interest, redeemable	4,000,000

Total long-term liabilities	225,827,169	83,418,936

Total liabilities	272,147,823	118,777,016
COMMITMENTS AND CONTINGENCIES
PREFERRED MEMBERS' INTEREST, REDEEMABLE		4,000,000
MEMBERS' EQUITY (DEFICIT)
Common members' interest	9,000,000	9,000,000
Accumulated deficit	(19,628,709)	(5,329,232)

Total members' equity (deficit)	(10,628,709)	3,670,768

TOTAL	$261,519,114	$126,447,784

See notes to condensed consolidated financial statements.

DIAMOND JO, LLC
(formerly known as PENINSULA GAMING COMPANY, LLC)

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
REVENUES:
Casino	$56,794,529	$48,262,485	$47,710,208
Racing	17,773,481	15,509,989
Food and beverage	4,565,438	3,886,326	2,745,333
Other	589,268	144,817	131,916
Less promotional allowances	(3,221,134)	(2,615,355)	(2,470,310)

Total net revenues	76,501,582	65,188,262	48,117,147

EXPENSES:
Casino	23,532,967	20,554,920	20,375,265
Racing	14,646,351	12,650,996
Food and beverage	4,282,010	3,820,365	2,856,568
Boat operations	2,322,126	2,295,771	2,259,314
Other	442,964	27,471	21,801
Selling, general and administrative	12,342,587	8,739,642	6,680,581
Depreciation and amortization	3,323,541	2,950,369	3,963,350
Pre-opening expense	3,256,963
Development costs	102,272
Litigation settlement		1,600,000
Referendum		771,111
State of Wisconsin government relations		55,000	147,163

Total expenses	64,251,781	53,465,645	36,304,042

INCOME FROM OPERATIONS	12,249,801	11,722,617	11,813,105

OTHER INCOME (EXPENSE):
Interest income	489,800	46,475	183,912
Interest expense, net of amounts capitalized	(25,071,656)	(11,887,979)	(9,639,947)
Interest expense related to preferred members' interest, redeemable	(180,000)
Loss on sale of assets	(49,735)	(8,000)	(151,415)

Total other expense	(24,811,591)	(11,849,504)	(9,607,450)

NET INCOME (LOSS) BEFORE PREFERRED MEMBER DISTRIBUTIONS AND MINORITY INTEREST	(12,561,790)	(126,887)	2,205,655
LESS PREFERRED MEMBER DISTRIBUTIONS	(180,544)	(373,050)	(386,174)
LESS MINORITY INTEREST		(232,056)

NET INCOME (LOSS) TO COMMON MEMBERS' INTEREST	$(12,742,334)	$(731,993)	$1,819,481

See notes to consolidated financial statements.

DIAMOND JO, LLC
(formerly known as PENINSULA GAMING COMPANY, LLC)

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	COMMON MEMBERS' INTEREST	ACCUMULATED DEFICIT	TOTAL MEMBERS' EQUITY (DEFICIT)
BALANCE, DECEMBER 31, 2000	$9,000,000	$(3,395,800)	$5,604,200
Net income to common members' interest		1,819,481	1,819,481
Member distributions		(1,760,908)	(1,760,908)

BALANCE, DECEMBER 31, 2001	9,000,000	(3,337,227)	5,662,773
Net loss to common members' interest		(731,993)	(731,993)
Member distributions		(1,260,012)	(1,260,012)

BALANCE, DECEMBER 31, 2002	9,000,000	(5,329,232)	3,670,768
Net loss to common members' interest		(12,742,334)	(12,742,334)
Member distributions		(1,557,143)	(1,557,143)

BALANCE, DECEMBER 31, 2003	$9,000,000	$(19,628,709)	$(10,628,709)

See notes to consolidated financial statements.

DIAMOND JO, LLC
(formerly known as PENINSULA GAMING COMPANY, LLC)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,742,334)	$(731,993)	$1,819,481
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization	3,323,541	2,950,369	3,963,350
Provision for doubtful accounts	149,214	138,751	152,158
Amortization of deferred financing costs and bond discount	3,161,023	1,493,671	911,272
Loss on sale of assets	49,735	8,000	151,415
Minority interest		232,056
Changes in operating assets and liabilities:
Restricted cash	(748,759)	639,655
Receivables	(355,614)	(91,398)	(183,479)
Inventory	(264,972)	5,285	15,906
Prepaid expenses and other assets	(1,071,419)	(27,301)	326,699
Accounts payable	2,183,072	60,088	(375,121)
Accrued expenses	7,485,459	5,506,627	468,743
Litigation settlement	(400,000)	1,600,000

Net cash flows from operating activities	768,946	11,783,810	7,250,424

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of subsidiary, net of cash acquired		(29,275,862)	(500,000)
Business acquisition and licensing costs	(1,781,746)	(1,503,944)	(518,047)
Racino project development costs	(55,303,006)	(5,315,279)	(246,753)
Restricted cash—racino project	(20,013,291)
Purchase of restricted investments	(23,922,971)
Maturity of restricted investments	8,144,088
Purchase of property and equipment	(2,206,388)	(1,695,075)	(1,602,930)
Proceeds from sale of property and equipment	387,906		51,378

Net cash flows from investing activities	(94,695,408)	(37,790,160)	(2,816,352)

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred financing costs	(11,516,099)	(1,703,706)	(511,634)
Preferred members' interest redeemed			(3,000,000)
Principal payments on debt	(20,725,000)	(318,379)
Proceeds from senior secured notes	120,736,000
Proceeds from senior credit facilities	5,104,301	20,450,000
Proceeds from FF&E credit facility	12,532,493
Proceeds from notes payable		11,825,000
Member distributions	(1,557,143)	(1,260,012)	(1,760,908)

Net cash flows from financing activities	104,574,552	28,992,903	(5,272,542)

NET INCREASE (DECREASE) IN CASH	10,648,090	2,986,553	(838,470)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	10,510,205	7,523,652	8,362,122

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$21,158,295	$10,510,205	$7,523,652

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$18,331,536	$5,701,057	$8,728,788
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property additions acquired on construction payable which were accrued, but not paid	$19,681,300	$2,376,494
Property and equipment purchased in exchange for indebtedness	$4,398,940
Exchange of Private OED Notes for Registered OED Notes	$123,200,000

See notes to consolidated financial statements

DIAMOND JO, LLC
(formerly known as PENINSULA GAMING COMPANY, LLC)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, BUSINESS PURPOSE AND BASIS OF PRESENTATION

        Diamond Jo, LLC (formerly known as Peninsula Gaming Company, LLC), a Delaware limited liability company (the "Company"), owns and operates the Diamond Jo riverboat casino in Dubuque, Iowa, and is a wholly owned subsidiary of Peninsula Gaming Partners, LLC, a Delaware limited liability company ("PGP"). Unless the context requires otherwise, references to the "Company," "we," "us" or "our" refer to Peninsula Gaming Company, LLC. The Company has two directly wholly owned subsidiaries, (i) Peninsula Gaming Corp., which has no assets or operations and was formed solely to facilitate the offering of the Company's 12 1/4% Senior Secured Notes due 2006 (the "Peninsula Notes"), and (ii) OED Acquisition, LLC, a Delaware limited liability company ("OEDA"), and the parent company of The Old Evangeline Downs, L.L.C., a Louisiana limited liability company ("OED"), that currently owns and operates a horse track in Lafayette, Louisiana and is constructing a new casino and racetrack facility in St. Landry Parish, Louisiana (the "racino project"). The Old Evangeline Downs Capital Corp. is a wholly owned subsidiary of OED which has no assets or operations and was formed solely to facilitate the offering by OED of its 13% Senior Secured Notes due 2010 with Contingent Interest (the "OED Notes").

        OED's results of operations and cash flows for the year ended December 31, 2003 and the period February 15, 2002 (date of acquisition) to December 31, 2002 have been consolidated into the Company's consolidated financial statements. During the period February 15, 2002 to August 30, 2002, the Company had substantive control of OED. On August 31, 2002, OED became an indirect wholly owned subsidiary of the Company. All intercompany transactions have been eliminated.

Racino Development

        In order to provide funding for the racino project and to repay certain then existing indebtedness, on February 25, 2003, OED completed a private placement of $123.2 million of its 13% Senior Secured Notes due 2010 with Contingent Interest (the "Private OED Notes"). On September 10, 2003, OED exchanged the Private OED Notes for notes registered with the Securities and Exchange Commission otherwise identical in all respects to the Private OED Notes (the "Registered OED Notes," and together with the Private OED Notes, the "OED Notes").

        The construction and development of the racino project is expected to be completed in two phases. The first phase involves the construction of the casino and related casino amenities which was substantially completed and opened to the public on December 19, 2003. Construction of the second phase, which involves the construction of the horse racetrack and related facilities, is currently underway. OED expects to begin scheduling live racing meets at the racino in December 2004, at which time it expects to cease operations at its existing horse racetrack.

        The total remaining capital expenditures expected to complete the racino project as of December 31, 2003 is approximately $17.5 million. The source of funds to complete construction and development of the racino will be (i) a portion of the proceeds from the offering of the OED Notes, (ii) available borrowings under OED's $15.0 million senior secured credit facility, (iii) available borrowings under OED's $16.0 million furniture, fixtures and equipment financing facility and (iv) cash flows from existing racetrack operations and future cash flows from future racino operations. See Note 4 for further information about the OED Notes, the senior credit facility and the furniture, fixtures and equipment financing facility.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Consolidation—The consolidated financial statements include the financial information of the Company and its wholly-owned direct and indirect subsidiaries Peninsula Gaming Corp., OEDA, OED and The Old Evangeline Downs Capital Corp. All significant intercompany transactions have been eliminated.

        Cash and Cash Equivalents—The Company considers all cash on hand and in banks, certificates of deposit and other highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

        Restricted Cash—Restricted cash represents amounts for purses to be paid during the live meet racing season at OED. Additionally, restricted cash includes entrance fees for a special futurity race during the racing season, plus any interest earnings. These funds will be used to pay the purse for the race. A separate interest bearing bank account is required for these funds.

        Restricted Investments—As of December 31, 2003, OED had approximately $15.8 million invested in government securities with original maturities of greater than 90 days from the date of initial investment. These investments have been classified as held-to-maturity and have contractual maturities of $8.0 million on both February 15, 2004 and August 15, 2004. Proceeds from the maturity of these investments will be used to help make payments of fixed interest on the OED Notes due March 1, 2004 and September 1, 2004 in accordance with the terms of the Cash Collateral and Disbursement Agreement, dated February 25, 2003, among OED, U.S. Bank National Association (as trustee and disbursement agent) and an independent construction consultant (the "Cash Collateral and Disbursement Agreement").

        Allowance for Doubtful Accounts—The allowance for doubtful accounts is maintained at a level considered adequate to provide for possible future losses. The provision for doubtful accounts of $184,179, $138,751 and $152,158 were recorded in 2003, 2002 and 2001, respectively.

        Inventories—Inventories consisting principally of food, beverage, retail items, and operating supplies are stated at the lower of first-in, first-out cost or market.

        Restricted Cash—Racino Project—"Restricted cash—racino project" represents unused proceeds from the sale of the OED Notes, the use and disbursement of which are restricted to the design, development, construction, equipping and opening of the racino in accordance with the Cash Collateral and Disbursement Agreement. As of December 31, 2003, OED had $14.4 million in cash equivalents deposited in a construction disbursement account, $0.2 million in cash equivalents deposited in an interest reserve account that will be used toward payment of fixed interest on the OED Notes, $5.0 million in cash equivalents deposited in a completion reserve account that will be used to fund potential cost overruns and contingency amounts with respect to the design, development, construction, equipping and opening of the racino and $0.4 million in cash in a local financial institution. The funds deposited in these accounts are invested in cash or securities that are readily convertible to cash.

        Property and Equipment—Property and equipment are recorded at cost and capitalized lease assets are recorded at their fair market value at the inception of the lease. Major renewals and improvements are capitalized, while maintenance and repairs are expensed as incurred. Depreciation and amortization are computed on a straight-line basis over the following estimated useful lives:

Land improvements	20-40 years
Building and building improvements	9-40 years
Riverboat and improvements	5-20 years
Furniture, fixtures and equipment	3-10 years
Computer equipment	3-5 years
Vehicles	5 years
  *
  The Company currently leases the land on which the OED building and leasehold improvements are located. The ground lease annual rental is $0 per year and the lease term expires on the earlier of December 31, 2004 or the first day the Company opens a new racetrack facility for business in St. Landry Parish, Louisiana.

        Long-Lived Assets—Effective January 1, 2002, the Company assesses the impairment of long-lived assets, excluding goodwill and indefinite-lived intangible assets, in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." This new pronouncement also amends ARB No. 51 "Consolidated Financials Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired and also broadens the presentation of discontinued operations to include more disposal transactions. The Company evaluates the carrying value of long-lived assets when events and circumstances warrant such a review. If the carrying value of the long-lived asset is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the asset. The adoption of SFAS No. 144 did not have an impact on our financial position or results of operations for the years ended December 31, 2003 and 2002.

        Capitalized Interest—The Company capitalizes interest costs associated with debt incurred in connection with the racino project. When debt is specifically identified as being incurred in connection with the development of the racino project, the Company capitalizes interest on amounts expended on the racino project at the Company's average cost of borrowed money. Capitalization of interest will cease when the project is substantially complete. The amount capitalized during 2003 and 2002 was $2.2 million and $0.1 million, respectively.

        Deferred Financing Costs—Costs associated with the issuance of debt (see Note 4) have been deferred and are being amortized over the life of the related indenture/agreement using the effective interest method.

        SFAS 142 "Goodwill and Other Intangible Assets"—Goodwill and Other Intangible Assets consists of goodwill, licensing costs and the acquired tradename associated with the purchase of the Diamond Jo and OED. To the extent the purchase price exceeded the fair value of the net identifiable assets acquired, such excess has been recorded as goodwill. SFAS 142 provides that goodwill and certain indefinite lived intangible assets will no longer be amortized but will be reviewed at least annually for impairment and written down and charged to income when their recorded value exceeds their estimated fair value. During the first quarter of 2002, the Company performed a transitional impairment test on goodwill, recorded within the Diamond Jo segment, in accordance with SFAS 142 and determined that the estimated fair value of the Diamond Jo exceeded its carrying value as of that date. During the first quarter of 2003, the Company performed its annual impairment test on goodwill in accordance with SFAS 142 and determined that the estimated fair value of the Diamond Jo exceeded its carrying value as of that date. Based on that review, management determined that there was no impairment of goodwill. Goodwill amortization during 2001 was $1,413,987. Assuming the non-amortization provisions of these standards had been adopted at the beginning of 2001, the Company's adjusted net income for 2001 would have been $3,233,468.

        As of December 31, 2003, the Company had recorded approximately $3.8 million on its balance sheet for directly related legal and other incremental costs associated with the acquisition of OED and obtaining the relevant gaming licenses to conduct gaming operations associated with the racino project in Louisiana. These costs are included as a cost of the acquisition and have been evaluated under SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." Intangible assets of $28.4 million acquired as part of the OED acquisition were identified and valued as follows (in millions):

Slot Machine and Electronic Video Game Licenses	$24.6
Tradename	$2.5
Horse Racing Licenses	$1.3

Total	$28.4

        For purposes of the valuations set forth above, each of the identified intangible assets were treated as having indefinite lives and valued separately. The methodology employed by an independent valuation specialist to arrive at such valuations required evaluating the fair market value of the existing horse racing business on a stand-alone basis without taking into account any right to obtain slot machine and electronic video game licenses. Such valuation was based in part upon other transactions in the industry and OED's historical results of operations. A value was also derived for the tradename using market based royalty rates. A significant portion of the purchase price is attributable to the slot machine and electronic video game license rights, which were valued based upon the market value paid by other operators and upon projected cash flows from operations. These valuations and related intangible assets are subject to impairment by, among other things, significant changes in the gaming tax rates in Louisiana, significant new competition which could substantially reduce profitability, non-renewal of OED's racing or gaming licenses due to regulatory matters, changes to OED's tradename or the way OED's tradename is used in connection with its business and regulatory changes that could adversely affect OED's business by, for example, limiting or reducing the number of slot machines or video poker machines that they are permitted to operate.

        Construction Payable—St. Landry Parish—At December 31, 2003 and 2002, OED had $20.2 million and $2.4 million, respectively, in payables and accruals related to construction and development costs associated with the racino project.

        Financial Instruments—The carrying amount for financial instruments included among cash and cash equivalents, accounts receivable, restricted cash, accounts payable and security deposits approximates their fair value based on the short maturity of those instruments.

        Revenue Recognition—In accordance with common industry practice, our casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses. Racing revenues include our share of pari-mutuel wagering on live races after payment of amounts returned as winning wagers, and our share of wagering from import and export simulcasting as well as our share of wagering from our off-track betting parlors.

        Promotional Allowances—Food, beverage, and other items furnished without charge to customers are included in gross revenues at a value which approximates retail and then deducted as promotional allowances to arrive at net revenues. The cost of such complimentary services have been included as casino expenses on the accompanying statements of operations. Such estimated costs of providing complimentary services allocated from the food and beverage and other operating departments to the casino department were $689,972 and $35,642 for food and beverage and other, respectively, in 2003, $592,539 and $4,672, respectively, in 2002 and $568,098 and $8,977, respectively, in 2001.

        Selling, general and administrative—In October 2002, the Company entered into a charitable giving agreement with an Iowa non-for-profit organization in which the Company has agreed, subject to certain contingencies, to give such organization a total contribution of $450,000. The agreement calls for a payment of $50,000 upon the signing of the agreement and $50,000 on March 1 of each of the next seven years beginning on March 1, 2003. The first two payments were made by the Company in October 2002 and March 2003, respectively. As all significant contingencies surrounding the agreement were met during the third quarter of 2003, the Company expensed the remaining unpaid contribution of $350,000. Such expense is included in "Selling, general and administrative" expenses in the Condensed Consolidated Statement of Operations.

        Development expense—During 2003, the Company entered into an exclusive agreement with the Worth County Development Authority pursuant to which the parties agreed to jointly submit an application for a license to operate a gaming facility in Worth County, Iowa. Under this agreement, we have agreed to design, construct, operate and manage a casino with no less than 700 gaming positions, a waterway, if necessary, a recreational vehicle park with a minimum capacity of 200 spaces, and, upon reaching a targeted rate of return on invested capital, a 100-room hotel development. During 2003, the Company incurred expenses of $102,272 related to the Company entering into this agreement.

        Referendum Expenses—In accordance with Iowa law, a referendum must be held every eight years in each of the counties where gambling games are conducted and the proposition to continue to allow gambling games in such counties must be approved by a majority of the county electorate voting on the proposition. Such a referendum took place on November 5, 2002. During 2002, the Company incurred various advertising, promotional and other referendum related expenses totaling $771,111 to promote the approval of continued gaming in Dubuque County. The measure was approved on November 5, 2002 with 79% of the electorate voting on the proposition favoring continued gaming on riverboats in Dubuque County. As the Company will not be required to be a part of another referendum until 2010, such referendum related costs are not expected to be incurred in the future until that time.

        State of Wisconsin Government Relations—During 2002 and 2001, the Company incurred expenses for a governmental relations services agreement with respect to gaming issues and developments in Wisconsin which might affect the Company and its gaming operations. Such expenses in 2002 and 2001 totaled $55,000 and $147,163, respectively.

        Minority Interest—Minority interest on the Consolidated Statement of Operations represents the 50% portion of net income from OED allocated to the remaining 50% membership interest holder in OED during the period February 15, 2002 through August 30, 2002.

        Income Taxes—The Company is a limited liability company. In lieu of corporate income taxes, the members of a limited liability company are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. We periodically evaluate our policies and the estimates and assumptions related to these policies. We also periodically evaluate the carrying value of our assets in accordance with generally accepted accounting principles. We operate in a highly regulated industry and are subject to regulations that describe and regulate operating and internal control procedures. The majority of our revenues are in the form of cash, which by its nature, does not require complex estimates. In addition, we made certain estimates surrounding our application of purchase accounting related to the acquisition and the related assignment of costs to goodwill and other intangible assets.

        In addition, contingencies are accounted for in accordance with SFAS No. 5, "Accounting for Contingencies." SFAS No. 5 requires that we record an estimated loss from a loss contingency when information available prior to issuance of our financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as legal matters requires us to use judgment. Many of these legal contingencies can take years to be resolved. Generally, as the time period increases over which the uncertainties are resolved, the likelihood of changes to the estimate of the ultimate outcome increases. However, an adverse outcome could have a material impact on our financial condition and operating results.

        Concentrations of Risk—The Company's customer base consists of eastern Iowa and southwest Louisiana. Although the Company is directly affected by the economic viability of the area, management does not believe significant risk exists at December 31, 2003.

        The Company maintains deposit accounts at three banks. At December 31, 2003 and 2002, and various times during the years then ended, the balance at the banks exceeded the maximum amount insured by the FDIC. Management believes any credit risk related to the uninsured balance is minimal.

        Reclassifications—Certain prior year amounts have been reclassified to conform with current year presentation.

        Recently Issued Accounting Standards—In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies the previous guidance on the subject. This statement requires, among other things, that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions for this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on the Company's results of operations or financial position of the Company for the year ended December 31, 2003.

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 expands the disclosure requirements related to certain guarantees, including product warranties, and requires the Company to recognize a liability for the fair value of all guarantees issued or modified after December 31, 2002. FIN 45 did not impact the Company's financial position or net income.

        In 2003, the FASB issued Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities, which addresses the consolidation and related disclosures of these entities by business enterprises. These are entities in which either the equity investment at risk is not sufficient to absorb the probable loss without additional subordinated financial support from other parties, or the investors with equity at risk lack certain essential characteristics of a controlling interest. Under the Interpretation, the Company must consolidate any variable interest entities (VIEs) in which the Company holds variable interests and the Company is deemed the primary beneficiary. The effective date for the adoption of FIN 46 for interests in VIEs created prior to February 1, 2003 was July 1, 2003 and applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which the Company obtains an interest after that date. The adoption of FIN 46 did not impact the Company's financial position or net loss available to common members' interest.

        In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires the issuer to classify a financial instrument that is within the scope of the standard as a liability if such financial instrument embodies an obligation of the issuer. As a result of the adoption of SFAS 150 on July 1, 2003, DJL reclassified its $4 million mandatorily redeemable preferred members' interest from the mezzanine section of the consolidated balance sheet to long-term debt. Further, preferred member distributions paid or accrued subsequent to adoption of SFAS 150 are required to be presented as interest expense separately from interest due to other creditors. DJL was not required to record a cumulative effect of change in an accounting principle as the redeemable preferred members' interest was recorded at fair value prior to July 1, 2003. We are precluded from reclassifying prior period amounts pursuant to this standard.

3.    PROPERTY AND EQUIPMENT

Property and equipment at December 31 is summarized as follows:

	2003	2002
Land and land improvements	$13,686,570	$1,110,000
Building and improvements	51,991,698	8,387,134
Riverboats and improvements	8,305,022	8,300,776
Furniture, fixtures and equipment	28,472,602	7,942,095
Computer equipment	5,196,966	962,700
Vehicles	176,235	130,753
Equipment held under capital lease obligations		704,527
Construction in progress	6,034,867	7,455,885

Subtotal	113,863,960	34,993,870
Accumulated depreciation	(11,386,615)	(9,291,128)

Property and equipment, net	$102,477,345	$25,702,742

4.    DEBT

The Company's debt consists of the following at December 31:

	2003	2002
12 1/4% Senior Secured Notes due July 1, 2006, net of discount of $383,779 and $506,845, respectively, secured by assets of the Diamond Jo.	$70,616,221	$70,493,155
13% Senior Secured Notes of OED due March 1, 2010 with Contingent Interest, net of discount of $2,276,564, secured by certain assets of OED.	120,923,436
Line of Credit with Wells Fargo Foothill, Inc., interest rate at greater of LIBOR + 3% or Prime + .75%, however, at no time shall the interest rate be lower than 8.5%, (current rate of 8.5%) principal payments of $50,000 due monthly beginning October 2002 through February 2005, maturing March 12, 2005, secured by assets of the Diamond Jo.	11,250,000	11,850,000
$15.0 million Loan and Security Agreement of OED with Wells Fargo Foothill, Inc., interest rate at Prime + 2.50% (current rate of 6.5%), maturing June 24, 2006, secured by certain assets of OED.	5,104,301
$16.0 million Loan and Security Agreement of OED with Wells Fargo Foothill, Inc., interest rate at Prime + 2.50% (current rate of 6.5%), due in 48 equal monthly principal payments beginning on March 1, 2004, secured by certain assets of OED.	12,532,493
Promissory note payable to third party, interest at 4.75% payable monthly in arrears, annual principal payments of $550,000 due each October beginning in 2004, secured by mortgage on certain real property of OED.	3,850,000
Note payable to IGT, interest rate at 9.5%, monthly payments of principal and interest of $31,250, with final payment due July 1, 2005, secured by certain assets of OED.	548,940
Preferred membership interests—redeemable, interest at 9%, due October 13, 2006	4,000,000
Term loan with Foothill Capital Corporation, interest at Prime + 3.75%, however, at no time shall the interest rate be lower than 7.5% (current rate of 8.0%), maturing the earlier of (a) June 30, 2003 or (b) the date on which OED consummates its financing of the racino project, secured by substantially all the assets of OED.		8,300,000
Note payable to PGP, issued by OEDA, interest rate of 7% until January 31, 2003, thereafter 8% until February 28, 2003, thereafter 9% until March 31, 2003, thereafter the greater of 12% or the fixed rate on the notes expected to be issued to finance the racino project, maturing on June 30, 2003.		7,325,000
Note payable to WET2, interest rate of 7% until March 31, 2003, thereafter the greater of 12% or the fixed rate on the notes expected to be issued to finance the racino project, maturing on June 30, 2003.		4,500,000

Total debt	228,825,391	102,468,155
Less current portion	(4,098,222)	(20,725,000)

Total long term debt	$224,727,169	$81,743,155

        On July 15, 1999, the Company completed a private placement of $71 million aggregate principal amount of Peninsula Notes. The Peninsula Notes bear interest at a rate of 12 1/4% per year which is payable semi-annually on January 1 and July 1 of each year. The Peninsula Notes are secured by all of our current and future tangible and intangible assets (with the exception of certain excluded assets). OEDA is an unrestricted subsidiary of the Company under the Peninsula Notes pursuant to the indenture governing the Peninsula Notes, and therefore is not an obligor with respect to the Peninsula Notes and does not otherwise provide credit support with respect to the Company's payment obligations under such notes. The Peninsula Notes, which mature on July 1, 2006, are redeemable at the Company's option, in whole or in part at any time or from time to time, on and after July 1, 2003 at certain specified redemption prices set forth in the indenture governing the Peninsula Notes.

        The indenture governing the Peninsula Notes contains a number of restrictive covenants and agreements, including covenants that limit the Company's ability to, among other things: (1) incur more debt; (2) pay dividends, redeem stock or make other distributions; (3) issue stock of subsidiaries; (4) make investments; (5) create liens; (6) enter into transactions with affiliates; (7) merge or consolidate; and (8) transfer or sell assets. At December 31, 2003, the Company was in compliance with all such covenants. The events of default under the indenture include provisions that are typical of senior debt financings. Upon the occurrence and continuance of certain events of default, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding Peninsula Notes may declare all unpaid principal and accrued interest on all of the Peninsula Notes to be immediately due and payable. Upon the occurrence of a change of control (as defined in the indenture governing the Peninsula Notes), each holder of Peninsula Notes will have the right to require the Company to purchase all or a portion of such holder's Peninsula Notes pursuant to the offer described in the indenture at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

        On February 25, 2003, OED completed the private placement of $123.2 million aggregate principal amount of OED Notes. The OED Notes bear interest at a rate of 13% per year which is payable semi-annually on March 1 and September 1 of each year, beginning September 1, 2003. Contingent interest will accrue on the OED Notes beginning in the first full fiscal year after the casino begins operations. The amount of contingent interest will be equal to 5.0% of OED's cash flow for the applicable period, subject to certain limitations. OED may defer paying a portion of contingent interest under certain circumstances set forth in the indenture governing the OED Notes. Neither the Company nor any of its direct subsidiaries is an obligor under the OED Notes or is required to provide credit support with respect to OED's payment obligations thereunder.

        At the end of each six-month period after the casino portion of the racino begins operations, OED is required under the indenture governing the OED Notes to offer to purchase the maximum principal amount of OED Notes that may be purchased, with an amount equal to the sum of (i) 50% of OED's excess cash flow for such period (if any) and (ii) the then available balance in an excess cash flow account, which account at any time shall not exceed $10.0 million. For 45 days following the expiration of each initial excess cash flow offer to purchase, the holders of the OED Notes have the right to request that OED make an offer to purchase OED Notes with the funds in the excess cash flow account subject to certain limitations, including that OED shall not be required to make more than one offer at any one time. All such offers to purchase OED Notes shall be made at 101% of the principal amount, plus accrued and unpaid interest.

        The OED Notes are secured by all of OED's current and future assets (with the exception of certain excluded assets), including the remaining unused proceeds from the offering of the OED Notes which have been deposited into OED's construction disbursement, interest reserve and completion reserve accounts. The OED Notes, which mature on March 1, 2010, are redeemable at OED's option, in whole or in part at any time or from time to time, on and after March 1, 2007 at certain specified redemption prices set forth in the indenture governing the OED Notes. The indenture governing the OED Notes contains a number of restrictive covenants and agreements, including covenants that limit the ability of OED and its subsidiaries to, among other things: (1) pay dividends, redeem stock or make other distributions or restricted payments; (2) incur indebtedness or issue preferred shares; (3) make certain investments; (4) create liens; (5) agree to payment restrictions affecting the subsidiary guarantors; (6) consolidate or merge; (7) sell or otherwise transfer or dispose of assets, including equity interests of subsidiaries; (8) enter into transactions with affiliates; (9) designate subsidiaries as unrestricted subsidiaries; (10) use proceeds of permitted asset sales and (11) change its line of business. At December 31, 2003, OED was in compliance with all such covenants. The events of default under the indenture include provisions that are typical of senior debt financings. Upon the occurrence and continuance of certain events of default, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding OED Notes may declare all unpaid principal and accrued interest on all of the OED Notes to be immediately due and payable. Upon the occurrence of a change of control (as defined in the indenture governing the OED Notes), each holder of OED Notes will have the right to require OED to purchase all or a portion of such holder's OED Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

        The obligations of the Company under it's senior secured credit facility dated February 23, 2001 (the "PGC Credit Facility") are senior to the Company's obligations under the Peninsula Notes. The PGC Credit Facility contains, among other things, covenants, representations and warranties and events of default customary for loans of this type. The most significant covenants include a minimum EBITDA requirement and the maintenance of certain financial ratios that limit our ability to make distributions and incur debt. At December 31, 2003 and 2002, the Company was in compliance with all such covenants. At December 31, 2003, the Company had outstanding borrowings of $11.3 million and outstanding letters of credit of $0.5 million under the PGC Credit Facility.

        On June 24, 2003, OED entered into a new $15.0 million senior secured credit facility with Wells Fargo Foothill, Inc. as lender (the "OED Credit Facility"). The OED Credit Facility was amended by the parties thereto on September 22, 2003 and December 24, 2003 (the "OED Credit Facility Amendments"). OED's obligations under the OED Credit Facility are secured by a lien on substantially all of its and its subsidiaries' current and future assets, other than the construction disbursement, interest reserve, completion reserve and excess cash flow accounts and certain other excluded assets as well as a pledge by OEDA of the capital stock of OED. Pursuant to the intercreditor agreement described below, the lien on the collateral securing the OED Credit Facility is senior to the lien on such collateral securing the OED Notes.

        The OED Credit Facility consists of a revolving credit facility which permits OED to request advances and letters of credit to finance working capital and other general corporate needs. Pursuant to the OED Credit Facility Amendments, OED had the ability to borrow up to $8.5 million at any one time outstanding during the period before the date that the casino portion of the racino has been completed and, among other things, is open for business to the general public and construction costs for the casino have been paid in full or, if such payments are not yet due on such date, that sufficient funds remain in the construction disbursement account to satisfy such payments in full (the "Phase I Completion Date"). All requirements under the definition of the Phase I Completion Date were met on January 9, 2004. For the period after the Phase I Completion Date but before the second anniversary of the Phase I Completion Date (the "Second Anniversary"), the total amount of credit that will be available to OED will be the lesser of $15.0 million and a specified borrowing base (the "Borrowing Base"). For the purposes of the OED Credit Facility, the Borrowing Base is the lesser of 30% of the amount of certain costs incurred by OED in connection with the construction of the racino project and 20% of the amount of the distressed-sale valuation of its and its subsidiaries' operations and assets. After the Second Anniversary, the total amount of credit that will be available to OED will be the greater of (i) the lesser of $10.0 million and the Borrowing Base or (ii) the aggregate principal amount of all advances outstanding as of the Second Anniversary. At December 31, 2003, OED had outstanding borrowings of $5.1 million and outstanding letters of credit of $3.2 million under the OED Credit Facility.

        All revolving loans and letters of credit issued under the OED Credit Facility will mature on June 24, 2006. Prior to the maturity date, funds borrowed under the OED Credit Facility may be borrowed, repaid and reborrowed, without premium or penalty. OED's borrowings under the OED Credit Facility will bear interest at a base rate (a Wells Fargo prime rate) plus a margin of 2.50%. The interest rate payable under the OED Credit Facility will increase by 2% per annum during the continuance of an event of default. Under the OED Credit Facility, OED is also required to pay to the lender a letter of credit fee equal to 2% per annum on the daily balance of the undrawn amount of all outstanding letters of credit and to the institution issuing a letter of credit a fronting fee, in each case payable in arrears on a monthly basis.

        The OED Credit Facility contains, among other things, covenants, representations and warranties and events of default customary for loans of this type. The most significant covenants include a minimum EBITDA requirement and a maximum capital expenditure requirement. At December 31, 2003, OED was in compliance with all such covenants.

        Concurrently with the closing of the OED Credit Facility, the trustee under the indenture for the OED Notes (as secured party) entered into an intercreditor agreement with Wells Fargo Foothill, Inc. as the lender under such credit facility, providing, among other things, that the lien securing the indebtedness under the OED Credit Facility is senior to the lien securing the indebtedness under the OED Notes (except that the construction disbursement, interest reserve, completion reserve and excess cash flow accounts are security only for the OED Notes).

        On September 22, 2003, OED entered into a new $16.0 million senior secured credit facility with Wells Fargo Foothill, Inc. as lender (the "OED FF&E Facility"). Under the OED FF&E Facility, the lender agrees to make a series of term loans, up to a maximum amount of $16.0 million, to finance the purchase of gaming equipment and other furniture, fixtures and equipment. OED's obligations under the OED FF&E Facility are, subject to certain limitations, secured by a first priority lien on all of the furniture, fixtures and equipment, and all proceeds and products thereof. At December 31, 2003, the OED had outstanding borrowings of $12.5 million under the OED FF&E Facility.

        Loans under the OED FF&E Facility shall be repayable in 48 equal monthly installments of principal, commencing on March 1, 2004, and continuing on the first day of each month thereafter until the unpaid balance of all loans are paid in full. The outstanding principal balance and all accrued and unpaid interest under all loans shall also be due and payable in full on March 1, 2008. Once borrowed, all loans may be prepaid in whole or in part without penalty or premium at any time during the term of this agreement. Amounts borrowed and repaid may not be reborrowed. OED's borrowings under the OED FF&E Facility will bear interest at a base rate (a Wells Fargo prime rate) plus a margin of 2.50%, but at no time shall the interest rate be less than 6%. The interest rate payable under the OED FF&E Facility will increase by 2% per annum during the continuance of an event of default.

The OED FF&E Facility contains, among other things, covenants, representations and warranties and events of default customary for loans of this type. The most significant covenants include a minimum EBITDA requirement and a maximum capital expenditure requirement. At December 31, 2003 OED was in compliance with all such covenants.

        In October 2003, OED entered into purchase agreement to acquire 93 acres of land, divided into seven approximately equal parcels, for a total purchase price of $3,850,000. The purchase price under this purchase agreement was financed by the seller with OED issuing a $3,850,000 note payable to the seller. The note is payable in seven equal annual installments of $550,000 beginning October 24, 2004 and bears interest at a rate of 4.75% of the unpaid balance due monthly in arrears on the fifth day of each month beginning on December 5, 2003. The note is collateralized by a mortgage on the property. Simultaneously with the payment of each $550,000 annual installment discussed above, seller agrees to release one of the remaining parcels from the mortgage.

        In March 2003, OED entered into a participation agreement with a third party operator to own and operate 100 video poker machines at OED's OTB in Port Allen, Louisiana. In December 2003, OED obtained its license to own and operate video poker machines. In accordance with the participation agreement, OED assumed the remaining balance of an original $663,700 promissory note payable in exchange for ownership of the 100 video poker machines. The note bears interest at 9.5% and is payable in monthly installments of principal and interest of $31,250 with the last payment due July 1, 2005. The note is collateralized by a security interest in the machines.

        On July 15, 1999, the Company authorized and issued $7.0 million of preferred membership units. The holders of all of the Company's preferred membership interests are entitled to receive, subject to certain restrictions contained in the indenture governing the Notes, out of funds legally available therefor, cumulative preferred distributions payable semiannually at an annual rate of 9% of the original face amount thereof. Other than certain limited consent rights and as required by law, holders of the Company's preferred membership interests have no voting rights.

        The Company redeemed $3.0 million in original face amount of its preferred membership interests on January 19, 2001 at a redemption price of $3.0 million, plus a portion of accrued and unpaid interest thereon of $170,000, the balance of which, in an amount equal to $145,000 plus accrued interest on such amount (the "Accrued Preferred Distribution"), was agreed to be paid by the Company at such time that such payment is permitted to be made pursuant to the Company's existing financing arrangements, but in no event later than January 15, 2003. The Accrued Preferred Distribution totaling $171,100 was paid on January 15, 2003. The balance of preferred membership interests not redeemed by the Company must be redeemed by the Company 90 days after the seventh anniversary of the closing date of the acquisition at a redemption price of $4.0 million, plus any accrued and unpaid preferred interest through the date of redemption. Interest for the years ended December 31, 2003, 2002 and 2001 (other than the Accrued Preferred Distribution) were $360,544, $373,050 and $386,174, respectively. At December 31, 2003 and 2002, accrued interest related to the preferred membership interests was approximately $1.1 million and $.9 million respectively. In accordance with the adoption of SFAS 150 on July 1, 2003, interest associated with preferred membership interests after July 1, 2003 has been recorded as "Interest expense related to preferred member distributions, redeemable" on the Consolidated Statement of Operations.

        Concurrently with the issuance of the OED Notes, our obligations under the Term Loan, the PGP Note and the WET2 Note were repaid in February 2003.

5.    CAPITAL LEASE OBLIGATION

        Capital lease obligations at December 31 are as follows:

	2003	2002
Liability under capital leases	$0	$475,781
Less current portion

	$0	$475,781

        On September 6, 2002, the Company entered into a purchase and license agreement (the "CDS Agreement") with Casino Data Systems ("CDS"). The CDS Agreement contains various requirements including upgrades to Diamond Jo's current slot information system, installation of the CDS slot information system as part of the racino project and equipment purchases. If and when such requirements are met, CDS agreed to waive any claimed liability or responsibility of the Company for payment of the outstanding capital lease liability of $475,781. As the Company substantially met all of the requirements included in the CDS Agreement as of December 31, 2003, the Company no longer has any obligation to CDS related to this capital lease. The capital lease liability was primarily offset against the capital assets acquired under the original capital lease as well as assets acquired under the CDS Agreement. Amortization of the capital lease asset was included in depreciation expense for the years ended December 31, 2003, 2002 and 2001.

6.    LITIGATION SETTLEMENT

        On November 8, 1994, the Louisiana Horsemen's Benevolent and Protective Association 1993, Inc. ("LHBPA") filed a lawsuit against all licensed horse racetracks in the State of Louisiana. The lawsuit alleged that LHBPA did not receive the appropriate share of net revenues from video poker devices located at licensed horse racetracks. In February 2003, OED entered into a settlement agreement with LHBPA for $1.6 million. The terms of the settlement agreement requires OED to make payments of $400,000 annually beginning in March 2003, with additional $400,000 payments due in March 2004 through 2006.

        In accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies," the Company recorded an expense and related accrual of $1.6 million in the financial statements as of December 31, 2002. Of the total $1.6 million accrual, $0.4 million has been included in "Accrued expenses" in the "Current Liabilities" section with the remaining $1.2 million recorded under "Litigation settlement" in the "Long-term liabilities" section of the Consolidated Balance Sheet.

7.    EMPLOYEE BENEFIT PLAN

        The Company has qualified defined contribution plans under section 401(k) of the Internal Revenue Code for employees of the Diamond Jo and Evangeline Downs. Under the plans, eligible employees may elect to defer up to 60% of their salary, subject to Internal Revenue Service limits. The Company may make a matching contribution to each participant based upon a percentage set by the Company, prior to the end of each plan year. Company matching contributions to the plans at the Diamond Jo and Evangeline Downs were $234,002, $227,351 and $227,596 in 2003, 2002 and 2001, respectively.

8.    LEASING ARRANGEMENTS

        Ground Lease—Lafayette—The Company currently leases the land on which the OED racetrack is located. The ground lease annual rental is $0 per year and the lease term expires on the earlier of December 31, 2004 or the first day the Company opens a new racetrack facility for business in St. Landry Parish, Louisiana.

        New Iberia—The Company is under a twelve-month lease which runs from September 1, 2002 through August 31, 2003 with lease payments of $5,000 due each month, after which the lease will revert to a month-to-month contract for $5,000 per month to lease the New Iberia off-track betting parlor. The lease requires payment of property taxes, maintenance and insurance on the property. During the year ended December 31, 2003 and the period February 15, 2002 (date of acquisition) to December 31, 2002, OED paid $60,000 and $52,321, respectively, in rent for the New Iberia off-track betting parlor.

        Pari-Mutuel Processing Equipment—OED entered into a five-year lease agreement commencing on February 15, 2001 for computerized pari-mutuel central processing equipment, terminals and certain associated equipment at OED. Additionally, the lease agreement provides the Company with pari-mutuel services whereby the leased equipment automatically registers and totals the amounts wagered on the races held at the race track or simulcast to it and to its respective off-track wagering parlors, and displays the win pool odds, payoffs, and other pertinent horse racing information needed to operate live meet horse racing and off-track betting. The Company pays 0.43% of the handle for the services provided during both live meet racing days and off-track betting racing days. The charges are subject to a minimum of $1,950 per live meet race day and $1,150 per off-track betting race day. Additionally, if a race day is not completed, the Company must pay 50% of the minimum if less than four races are declared official and 100% of the minimum if four or more races are declared official. In 2003, OED had 87 live meet racing days and 223 off-track betting days. OED paid $466,923 and $378,204 during the year ended December 31, 2003 and the period February 15, 2002 (date of acquisition) to December 31, 2002, respectively, related to the pari-mutuel processing equipment lease.

        In 2004, OED is scheduled to run 116 live meet racing days and 249 off-track betting days. The total minimum rental payments for the lease mentioned in the preceding paragraph assuming 116 live meet racing days and 249 off-track betting days for each of the years ended December 31 are summarized as follows:

2004	$512,550
2005	512,550
2006	51,750

$1,076,850

        The Company leases various other equipment under noncancelable operating leases. The leases require fixed monthly payments to be made ranging from $60 to $2,553 and certain other gaming machines and tables require contingent monthly rental payments based on usage of the equipment. The leases expire on various dates through 2008. Rent expense in 2003, 2002 and 2001 were $1,123,459, $1,236,088 and $1,348,670, respectively.

        The future minimum rental payments required under these leases for the years ended December 31 are summarized as follows:

2004	$63,561
2005	30,630
2006	30,630
2007	12,763

$137,584

9.    COMMITMENTS AND CONTINGENCIES

        Under the Company's and PGP's operating agreements, the Company and PGP have agreed, subject to few exceptions, to indemnify and hold harmless our members, PGP and PGP members, as the case may be, from liabilities incurred as a result of their positions as our sole manager and as members of the Company or PGP, as the case may be.

        On June 25, 2002, PGP entered into an agreement with William E. Trotter, II ("Trotter") and William E. Trotter, II Family L.L.C., a Louisiana limited liability company ("WET2LLC") to acquire (i) all of Trotter's interests in two promissory notes issued by OED in connection with PGCL's acquisition of OED, and (ii) all of PGP's membership interests owned by WET2LLC (together, the "Trotter Purchase"). On August 30, 2002, OEDA consummated the Trotter Purchase for a purchase price consisting of cash of $15,546,000, plus a contingent fee of one half of one percent (0.5%) of the net slot revenues generated by OED's racino located in St. Landry Parish, Louisiana, for a period of ten years commencing on December 19, 2003, the date the racino's casino opened to the general public.

        The Company is involved in a lawsuit with a former employee. Management believes that such lawsuit is without merit and that the ultimate disposition of this action should not have a material adverse effect on the financial condition of the Company; however, no assurance can be given as to the ultimate disposition of such action.

        Other than as noted above, we are not a party to, and none of our property is the subject of, any other pending legal proceedings other than litigation arising in the normal course of business. We do not believe that adverse determinations in any or all such other litigation would have a material adverse effect on our financial condition, results of operations or cash flows.

10.    MEMBERS' EQUITY

        On July 15, 1999, the Company authorized and issued $9.0 million of common membership units. PGP, as the holder of all of the Company's issued and outstanding common membership interests, is entitled to vote on all matters to be voted on by holders of common membership interests of the Company and, subject to certain limitations contained in the Company's operating agreement and the indenture governing the Peninsula Notes, is entitled to dividends and other distributions if, as and when declared by the Company's managers out of funds legally available therefor.

11.    DUBUQUE RACING ASSOCIATION, LTD. CONTRACT

        Dubuque Racing Association, Ltd. (the "Association"), a qualified sponsoring organization, presently holds a license to conduct gambling games under Chapter 99F and other Iowa statutes. The Association owns Dubuque Greyhound Park, a traditional greyhound racetrack with 600 slot machines and amenities including a gift shop, restaurant and clubhouse. The Company entered into a contract (the "Operating Agreement") with the Association relating to the operation of an excursion gambling riverboat for excursion seasons through December 31, 2008, under gambling licenses held jointly. Under the terms of the Operating Agreement, subject to certain conditions, the Association shall receive the greater of the Association's gaming revenues from the greyhound park for the period, or a percentage of the total combined gaming revenues of the Association from the greyhound park and the Company as follows:

  •
  32% of the first $30,000,000 of total combined gaming revenues, plus

  •
  8% of the total combined gaming revenues over $30,000,000, but less than $42,000,000, plus

  •
  8% of total combined gaming revenues between $42,000,000 and $46,000,000 during any period for which no excursion boat gambling or land based gambling operation is carried on from a

    Wisconsin or Illinois gambling operation in Grant County, Wisconsin, or Joe Davies County, Illinois.

        Gaming revenues under this contract means adjusted gross receipts, less gaming taxes.

        The Association's gaming revenues from the greyhound park in 2003, 2002 and 2001 were $34,688,572, $30,041,841, and $27,108,884, respectively, which are higher than the previously described thresholds, therefore, no payments have been made to the Association in 2003, 2002 and 2001 under the Operating Agreement.

        Commencing April 1, 2000, the Company had been obligated to pay, and has paid, the Association the sum of $.50 for each patron admitted on the boat, which, based upon recent annual attendance, approximates $500,000 annually. During 2003, 2002 and 2001, these payments approximated $527,000, $495,000 and $503,000, respectively.

        In the event the Company elects to sell or lease the excursion gambling boat, its furnishings and gambling equipment and/or its interest in any ticket sale facility or other buildings located in the Dubuque Ice Harbor used in connection with the operation of an excursion gambling boat to a third party that does not agree to operate these assets subject to the terms and conditions of the Operating Agreement, and obtains an acceptable offer from such third party for the purchase or lease thereof, the Association shall have the option to purchase or lease these assets on the same terms as those offered by such third party.

12.    TRANSACTIONS WITH RELATED PARTIES

        During 2003, 2002 and 2001, the Company paid $1,557,143, $1,260,012 and $1,760,908, respectively, to PGP primarily in respect of (i) certain consulting and financial advisory services, (ii) board fees and expenses paid to the members of the board of managers of PGP and (iii) tax, accounting, legal and administrative costs and expenses of PGP.

        During 2003, OEDA accrued board fees payable to a member of the board of managers of the Company of $175,000. This amount was paid in January 2004.

        During the period February 15, 2002 through December 31, 2002, OED paid principal of $18,379 and interest of $297,536 to WET2 related to WET2's 50% interest in the Old OED Notes. WET2, through its affiliate WET2LLC, owned 50% of the membership interests of OED until August 30, 2002.

13.    SEGMENT INFORMATION

        Pursuant to the provisions of SFAS 131 "Disclosures About Segments of an Enterprise and Related Information," the Company has determined that, in connection with the acquisition of OED, the Company currently operates two reportable segments: (1) Iowa operations, which comprise the Diamond Jo riverboat casino in Iowa and (2) Louisiana operations, which comprise the casino, racetrack and OTB's operated by OED in Louisiana. Prior to the acquisition of OED, during 2002, the Company operated under one reportable segment.

        The accounting policies for each segment are the same as those described in Note 2 above. The Company and the gaming industry use earnings before interest, taxes, depreciation and amortization ("EBITDA") as a means to evaluate performance. EBITDA should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with accounting principles generally accepted in the United States of America).

        The table below presents information about reported segments as of and for the years ended (in thousands):

	Net Revenues
	2003	2002
Diamond Jo(1)	$54,004	$48,598
OED(2)	22,498	16,590

Total	$76,502	$65,188

	Adjusted EBITDA(3)
	2003	2002
Diamond Jo(1)	$18,353	$15,558
OED(2)	930	1,486

Total Adjusted EBITDA(3)	19,283	17,044
Diamond Jo:
Development costs	(103)
Charitable giving agreement	(350)
Referendum expense		(771)
Depreciation and amortization	(2,500)	(2,767)
Interest expense, net	(11,050)	(10,466)
Loss on sale of assets	(50)	(8)
Preferred member distributions	(181)	(373)
OED:
Pre-opening expense	(3,257)
Litigation settlement		(1,600)
Depreciation and amortization	(824)	(184)
Interest expense, net	(13,710)	(1,375)
Minority interests		(232)

Net income to common members' interest	$(12,742)	$(732)

Net Cash flow from operating activity	769	11,784
Net Cash flow from investing activity	(94,695)	(37,790)
Net Cash flow from financing activity	104,575	28,993
	Total Assets
	2003	2002
Diamond Jo	$84,704	$83,706
OED	176,815	42,742

Total	$261,519	$126,448

(1)
Reflects results of operations of the Diamond Jo for the years ended December 31, 2003 and 2002.

(2)
Reflects results of operations of OED for the year ended December 31, 2003 and the period February 15, 2002 (date of acquisition) to December 31, 2002.

(3)
Adjusted EBITDA is defined as net income to common members' interest plus depreciation and amortization, pre-opening expense, expenses associated with the charitable giving agreement development expense, referendum expense and litigation settlement (see Note 2 for discussion on development costs, expenses associated with the charitable giving agreement and referendum expense and Note 6 for discussion on litigation settlement).

14.   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	2003 Quarters Ended (Dollars in Thousands)
	March 31	June 30	September 30	December 31
Net revenues	$15,670	$19,559	$20,993	$20,280
Income from Operations	3,165	3,679	4,479	927
Net income (loss) before preferred member distributions	(1,874)	(2,923)	(2,170)	(5,595)
Net income (loss)	$(1,965)	$(3,013)	$(2,170)	$(5,594)
	2002 Quarters Ended (Dollars in Thousands)
	March 31	June 30	September 30	December 31
Net revenues	$13,308	$18,474	$18,180	$15,226
Income from Operations	2,949	3,923	4,201	650
Net income (loss) before preferred member distributions	322	1,049	1,159	(2,657)
Net income (loss)	$194	$795	$969	$(2,690)

* * * * *

SCHEDULE II

DIAMOND JO, LLC
(formerly known as PENINSULA GAMING COMPANY, LLC)

VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended December 31, 2003, 2002 and 2001
(in thousands)

Description	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions(a)	Balance at End of Year
Year ended December 31, 2003:
Allowance for doubtful accounts	$46	$184	$(168)	$62
Year ended December 31, 2002:
Allowance for doubtful accounts	$57	$139	$(150)	$46
Year ended December 31, 2001:
Allowance for doubtful accounts	43	152	(138)	57

(a)
Amounts written off.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE OLD EVANGELINE DOWNS, L.L.C.
By:	/s/ NATALIE A. SCHRAMM Name: Natalie A. Schramm Title: Chief Financial Officer (principal financial officer)
THE OLD EVANGELINE DOWNS CAPITAL CORP.
By:	/s/ NATALIE A. SCHRAMM Name: Natalie A. Schramm Title: Chief Financial Officer (principal financial officer)

Date: March 16, 2004

EXHIBIT INDEX

Exhibit Number
99.1	—	Press release issued March 9, 2004.
99.2	—	Press release issued March 11, 2004.

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TABLE OF CONTENTS
INFORMATION TO BE INCLUDED IN THE REPORT
OFFERING CIRCULAR SUMMARY
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED FINANCIAL STATEMENTS OF DIAMOND JO, LLC
INDEPENDENT AUDITORS' REPORT
DIAMOND JO, LLC (formerly known as PENINSULA GAMING COMPANY, LLC) CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2003 AND 2002
DIAMOND JO, LLC (formerly known as PENINSULA GAMING COMPANY, LLC) CONSOLIDATED STATEMENTS OF OPERATIONS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
DIAMOND JO, LLC (formerly known as PENINSULA GAMING COMPANY, LLC) CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT) YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
DIAMOND JO, LLC (formerly known as PENINSULA GAMING COMPANY, LLC) CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
DIAMOND JO, LLC (formerly known as PENINSULA GAMING COMPANY, LLC) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DIAMOND JO, LLC (formerly known as PENINSULA GAMING COMPANY, LLC) VALUATION AND QUALIFYING ACCOUNTS For the Years Ended December 31, 2003, 2002 and 2001 (in thousands)
SIGNATURE
EXHIBIT INDEX